                                                                    EXHIBIT 10.1


                      DEVELOPMENT AND MARKETING AGREEMENT

     THIS AGREEMENT is entered into as of the 8th day of August, 2000 (the "Execution Date"), by and among Biogen, Inc., a Massachusetts corporation with its principal place of business at 14 Cambridge Center, Cambridge, Massachusetts 02142 ("Biogen"), Targeted Genetics Corporation, a Washington corporation with its principal place of business at 1100 Olive Way, Suite 100, Seattle, Washington 98101 ("Targeted"), and Genovo, Inc., a Delaware corporation with its principal place of business at 512 Elmwood Avenue, Sharon Hill, Pennsylvania 19079 ("Genovo").

                                    RECITALS

     A. Targeted and Genovo have agreed that Genovo will be acquired by Targeted, such that Genovo will become a wholly-owned subsidiary of Targeted (the "Acquisition").

     B. This Agreement is a condition precedent to Targeted's obligation to consummate the Acquisition and, except as provided in Article 2, shall become effective on the Closing Date of the Acquisition (the "Effective Date").

     C. Upon consummation of the Acquisition, Biogen and Targeted desire to establish a new cooperative development program intended to discover, develop, and certify for use in humans one or more new pharmaceutical products of the types, and for the purposes, described herein.

     NOW, THEREFORE, the parties hereby agree as follows:


     Article 1.  Definitions and Use of Terminology.

     The following terms used herein shall have the following stated or referenced meanings:

     1.1  "AAV Interferon-beta Product" means a Product incorporating the Beta
           ---------------------------
Interferon Gene and any AAV Vector as the delivery platform.

     1.2  "AAV Vector" means an adeno-associated viral vector useful or
           ----------
potentially useful for the delivery of Genes to human cells.

     1.3  "Additional Development Project" means a Development Project approved
           ------------------------------
pursuant to Article 3 hereof, other than the Ad Interferon-beta Project.

     1.4  "Ad Interferon-beta Product" means the Product incorporating the Beta
           --------------------------
Interferon Gene and an Ad Vector that is the subject of the Ad Interferon-beta Project.

[*] Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit has been filed separately with the SEC.

     1.5    "Ad Interferon-beta Project" means the Development Project described
             --------------------------
in Section 3.1.

     1.6    "Ad Vector" means an adenoviral vector useful or potentially useful
             ---------
for the delivery of Genes to human cells.

     1.7    "Affiliate" of an entity means and includes the entities that,
             ---------
directly or indirectly, own or control more than 50% of the voting interests (or equivalent control) of such entity ("Parent"), or more than 50% of the voting interests (or equivalent control) of which is, directly or indirectly, owned or controlled by such entity or its Parent. For purposes of this definition and this Agreement:

     (i) no entity shall remain an "Affiliate" unless it continues to meet the foregoing criteria;

     (ii)   Emerald Gene Systems, Ltd. ("Emerald Gene Systems") shall not be
                                         --------------------
            considered an Affiliate of Targeted for purposes of this Agreement, unless at some future point Targeted acquires the interest of Elan Corporation, PLC in Emerald Gene Systems; and

     (iii) Biogen and Targeted shall in no event be considered Affiliates of each other for purposes of this Agreement.

     1.8    "Approved Product" means, with respect to any nation, a Clinical
             ----------------
Product that has received final Regulatory Approval in such nation.

     1.9    "BLA" means a Biologics License Application, or comparable
             ---
application in any nation.

     1.10   "Beta Interferon Field" means the treatment or prevention in humans
             ---------------------
of one or more diseases through the use or application of one or more gene therapy vectors to deliver Genes described in Exhibit A; such Genes being
                                              ---------
defined herein as the "Beta Interferon Genes."
                       ---------------------

     1.11   "Biogen Patents" means as the term relates to a particular
             --------------
Development Project those United States and foreign patents and patent applications that are at any time during the applicable Development Period owned or Controlled by Biogen or any of its Affiliates, to the extent the same cover any aspect of the Biogen Technology or the practice or use thereof applicable to Targeted's Development Tasks under such Development Project.

     1.12   "Biogen Technology" means any and all technology, know-how and
             -----------------
rights owned or Controlled by Biogen or any of its Affiliates during the Development Period with respect to a specific Development Project contemplated under this Agreement to the extent the same directly relate to, are desirable for, or are necessary or useful for, the production, storage and/or marketing of one or more Products and are used or contemplated to be used in connection with Targeted's Development Tasks as specified in the Project Plan and Budget applicable to such Development Project.

     1.13  "BMF" means either (i) a Biologics Master File or equivalent filing
            ---
maintained with a Regulatory Authority, or (ii) a BLA for a Commercial Vector containing all required commercial manufacturing information applicable to such Commercial Vector, where a Biologics Master File would not under the applicable rules of a Regulatory Authority be appropriate with respect to such Commercial Vector.

     1.14  "Cancer Field" means the treatment or prevention in humans of one or
            ------------
more cancers through the use or application of AAV Vectors or Ad Vectors to deliver [*]

     1.15  "Candidate Product" means any Product described in Section 1.65(i)
            -----------------
that is the subject of an approved Development Project hereunder, prior to the Clinical Development Date for such Product. While there may be multiple Candidate Products involved in a single Development Project, and there may be variation among them as to some aspects of the Product Genes to be incorporated therein (including, by way of illustration, as to the specific promoters or enhancers to be incorporated or as to choices to be made among homologous sequences), all Candidate Products in the same Development Project shall use the same Research Vector and shall have Product Genes that, as a whole, are anticipated to encode for the same protein or that are otherwise agreed by the parties to be similarly configured as to anticipated effects in humans.

     1.16  "Closing Date" means the date of the final closing of the
            ------------
Acquisition.

     1.17  "Certification and Testing Activities" means the supervision and/or
            ------------------------------------
conduct of human clinical trials, including all supporting activities related thereto, and the preparation and submission of applications for permission to conduct such trials, such as an IND, and for Regulatory Approval with respect to a Clinical Product, as more fully described in Article 4 and in the applicable Project Plan and Budget.

     1.18  "Clinical Development Date" for a Product means the date such Product
            -------------------------
is designated as a Clinical Product by Biogen.

     1.19  "Clinical Product" means any Product described in Section 1.65(i)
            ----------------
that has theretofore been designated by Biogen as having been sufficiently developed under a Development Project such that the next steps in pursuing the Development Project therefor are or were the preparation and filing of an IND.

     1.20  "Clinical Vectors" means any Supplied Vector or Manufactured Vector
            ----------------
(other than Commercial Vectors) intended for use in a Clinical Product.

[*] Confidential Treatment Requested

     1.21  "Commercial Supply Agreement" means the agreement to be entered by
            ---------------------------
the parties pursuant to Section 9.7 with respect to the detailed terms for the manufacture and supply by Targeted of Commercial Vectors that are AAV Vectors.

     1.22  "Commercial Vectors" means any Supplied Vector or Manufactured Vector
            ------------------
intended for use in an Approved Product.

     1.23  "Combination Product" means a product which includes one or more
            -------------------
active ingredients or active components other than Product in combination with Product.

     1.24  "Committee Action" means an official act, decision, or ruling of the
            ----------------
Joint Steering Committee, which shall require in each case that at least one of the following applies:

     (i) all members of the Joint Steering Committee present and acting (but in any event a minimum of four such members) have consented thereto, where such consent is given either in writing (signed either collectively or in multiple identical counterparts, the signers being considered "present and acting" for this purpose) or by vote at a duly convened meeting of the Joint Steering Committee and subsequently entered into the minutes of such meeting; or

     (ii) at least two members of the Joint Steering Committee have consented thereto (in the manner described above), and have further put the matter before the parties' CEOs as described in Section 16.1, and the act, decision, or ruling has received the written approval of the CEOs of Biogen and Targeted, or:

           (A) where the matter involves only Targeted Development Tasks (other than with respect to the Initial Ad Interferon-beta Project Plan and Budget), the act, decision, or ruling has received the written approval of the CEO of Targeted;

           (B) where the matter involves only Biogen Development Tasks, the act, decision, or ruling has received the written approval of the CEO of Biogen; or

           (C) subject to Biogen's obligations under Article 5 and Section 7.1(i), where the matter involves an increase in the upper limit of any budget related to a Development Project (above the amounts permissible under Section 5.3), the act decision, or ruling has received the written approval of the CEO of Biogen;

           or, where none of the foregoing is applicable (including any determination by Committee Action referred to in Section 1.62,
           Section 4.1(iv)(C), Section 6.4, Section 7.6(iii), or Section 8.4), the matter is placed into mediation under

            Section 16.2 and the act, decision, or ruling has received the written approval of the CEOs of Biogen and Targeted; or

     (iii) arbitration pursuant to Section 16.3 results in the adoption of the act, decision, or ruling as constituting Committee Action.

A Committee Action may include the rescinding or amendment of any prior Committee Action.

     1.25   "Confidential Technology" means all technology, data, materials,
             -----------------------
information and the like that is, at the relevant time hereunder, protected or required to be protected as confidential information pursuant to Article 14.

     1.26   "Contractor" means:
             ----------

     (i) a Third Party to which a party subcontracts any portion of its Development Tasks or its manufacturing activities with respect to a Supplied Vector or Manufactured Vector under or related to this Agreement and which is approved for such purpose, to the extent that approval is required under this Agreement, by the other party to this Agreement in writing pursuant to Section 17.3 prior to the granting of the applicable subcontract; or

     (ii) an Affiliate of a party to which such party subcontracts all or any portion of its Development Tasks or its manufacturing activities with respect to a Supplied Vector or Manufactured Vector under or related to this Agreement.

     1.27   "Contractor Designation" means an invocation by Biogen of its right
             ----------------------
described in Section 10.4 or in Section 10.7 to designate a Designated Contractor to manufacture certain Supplied Vectors.

     1.28   "Control" means the ability to grant a license or sublicense as
             -------
provided for herein without violating the terms of any agreement or other arrangement with a Third Party.

     1.29   "Covered Infringement" is defined in Section 15.1
             --------------------

     1.30   "Current Good Manufacturing Practices" or "cGMP" means the
             ------------------------------------      ----
regulations set forth in 21 C.F.R. Parts 210-211 and 21 C.F.R. Subchapter F (Biologics) and the requirements thereunder imposed by the FDA, and the equivalent regulations and requirements in jurisdictions outside the United States.

     1.31   "Designated Contractor" means a Contractor designated by Biogen
             ---------------------
pursuant to a Contractor Designation under Article 10.

     1.32   "Development Period" means, with respect to each Development
             ------------------
Project, the period specified in the Project Plan and Budget during which such Development Project will be conducted pursuant to this Agreement, or such longer or shorter time as may be approved by Committee Action, but not in any case after the termination of the Development Project or of either party's participation therein as provided herein.

     1.33  "Development Project" means a project directed at the development and
            -------------------
Certification and Testing Activities designed to achieve an Approved Product and that is the subject of a Project Plan and Budget approved as described in Sections 3.1, 3.3, and 3.5, as applicable. While each Development Project will be directed at developing, at the end of such Development Project, one Approved Product (whether or not such Approved Product is intended for use in patients in combination with any other Products or products), it is understood that a number of Candidate Products may be involved in a particular Development Project, and that there may in succession be more than one Clinical Product in a Development Project, if a previous Clinical Product in that Development Project is abandoned in favor of another.

     1.34  "Development Tasks" means those steps, phases, activities, and
            -----------------
responsibilities of each party and its Contractors that will be part of each Development Project, as more fully described in the applicable Project Plan and Budget. Subject to Section 4.3, the Development Tasks will include, but not be limited to the following:

     (i)   The "Biogen Development Tasks," which are defined as follows:
                -------------------------

           (A)  preclinical biology and animal studies;

           (B)  final formulation development, design and optimization;

           (C)  human clinical trials;

           (D) preparation and submission of all regulatory filings other than BMFs [*]; and

           (E) activities related to the Initial Ad Interferon-beta Project Plan and Budget.

     (ii)  The "Targeted Development Tasks," which are defined as follows:
                ---------------------------

           (A)  vector design and optimization;

           (B) manufacturing process development, optimization, scale-up and validation;

           (C)  assay development, qualification, and validation;

           (D)  manufacture of Research Vectors and Clinical Vectors; and

[*] Confidential Treatment Requested

           (E) creation and management of BMFs, and filing of BMFs for regulatory purposes.

     1.35  "Distributor" means a Third Party who purchases Product from Biogen
            -----------
for resale, and who does not require, and is not granted, any license or sublicense under any Targeted Patents, Targeted Technology, Biogen Patents, Biogen Technology, Joint Patents, or Joint Technology other than a sublicense to allow the Distributor to perform final packaging of Product or to enable a regulatory filing or to allow the Distributor to conduct a confirmatory clinical trial of Product to support a regulatory filing in such Distributor's territory.

     1.36  "Emerald Gene Systems Agreements" means the Subscription, Joint
            -------------------------------
Development and Operating Agreement dated July 21, 1999 among Elan Corporation, PLC, Elan International Services, Ltd., Targeted, and Targeted Genetics Newco., Ltd., and the License Agreement dated July 21, 1999 between Targeted and Targeted Genetics Newco., Ltd.

     1.37  "EMEA" means the European Medicines Evaluation Agency, or any
            ----
successor thereto, which coordinates the scientific review of human pharmaceutical products under the centralized licensing procedure in the European Union.

     1.38  "End Use" means the retail sale, distribution or administration of a
            -------
Product by a pharmacy or other pharmaceutical dispensary or health practitioner to a patient. "End User" means such pharmacy, dispensary or practitioner.
                --------

     1.39  "Excluded Fields" means the following:
            ---------------

     (i) subject to Section 3.10, the Excluded Fields include all services, products and other activities or endeavors to which Emerald Gene Systems has exclusive rights or options under the Emerald Gene Systems Agreements, or in any area in which Targeted has committed not to compete with Emerald Gene Systems under the Emerald Gene Systems Agreements, and research related thereto (the "Emerald Gene
                                                                  ------------
           Systems Excluded Fields"), all as described in Exhibit B;
           -----------------------                        ---------

     (ii) as of the Execution Date the Excluded Fields also include those other diseases, therapeutic fields, services, products and activities or endeavors described in Exhibit B, and research related thereto;
                                  ---------
           provided, however, that any such Excluded Field that is so listed because it is the subject of active negotiations or collaboration activities, or of a Targeted internal project, which negotiations, activities and projects (as applicable), as well as any other negotiations, activities and projects with respect thereto, are subsequently entirely abandoned by Targeted, shall no longer be an Excluded Field under this clause (ii);

     (iii) following the Execution Date and prior to a respective Proposal Submission Date, the list of Excluded Fields may be supplemented by Targeted through the commencement by Targeted or its Affiliates, outside the Cancer Field and Beta Interferon Field, of:

            (A) any significant project, or active negotiations for any significant project, involving the material participation of Targeted or an Affiliate of Targeted in a Third Party collaboration; or

            (B) any significant internally-funded project at Targeted or any of its Affiliates, where there is evidence of material on-going work,

            in which event the Excluded Fields shall then and thereafter include any diseases or therapeutic fields, services, products and other activities or endeavors that are the subject of such collaborations, negotiations or internal projects, and research related thereto, to the extent that a Development Project (or its related Product) involving any thereof would conflict with the terms of such collaboration or with the goals of such internal project; provided, however, that if all negotiations, activities and projects of Targeted with respect to any such Excluded Field are subsequently entirely abandoned by Targeted, such field shall no longer be an Excluded Field under this clause (iii);

     (iv) Notwithstanding anything in clauses (i), (ii) or (iii) to the contrary, the Excluded Fields as of a particular Proposal Submission Date, shall be the Excluded Fields determined as of that time under clauses (i), (ii) and (iii) of this Section, and, as to the Product that is the subject of the Development Project, if any, initiated under the applicable Proposal, shall be called the "Product-Specific
                                                                ----------------
            Excluded Fields" and shall remain the Excluded Fields applicable to
            ---------------
            that Product thereafter, notwithstanding any further application of clauses (i) or (iii) of this Section as to other Products, provided that the list of Product specific Excluded Fields shall be narrowed in the event of termination of the Emerald Gene Systems Agreement, or termination of the active negotiations or collaboration activities, or termination of a Targeted internal project as specified under clause (iii); and

     (v) Notwithstanding anything in clauses (i), (ii) or (iii) to the contrary, the Excluded Fields described in clauses (i) and (ii) shall be the sole "Product-Specific Excluded Fields" applicable to
                               --------------------------------
            the Ad Interferon-beta Product, and shall remain the sole Excluded Fields applicable to that Product, notwithstanding any application of clause (iii) of this Section as to other Products, provided the Excluded Fields under clause (i) shall no longer be Excluded Fields with respect to the Ad Interferon-beta Product in the event of termination of the Emerald Gene Systems Agreements.

     (vi) Notwithstanding the foregoing, in no event shall the Beta Interferon Field be an Excluded Field with respect to the Ad Interferon-beta Product.

     1.40   "Exclusivity Period" means, with respect to each Product:
             ------------------

     (i) with respect to any member nation of the European Union (and any other nation in the Territory in which applicable law would restrict the permissible duration of a period of exclusivity to the life of applicable patents), the Exclusivity Period is the period during the Product-Specific Term for such Product in such nation, ending on the date on which there are no longer any Targeted Patents or Joint Patents in that nation applicable to the Product or, if later, the date on which all of Targeted's Confidential Technology provided to Biogen hereunder has been disclosed without restriction to the public, provided that, in the case in which, there are no longer any such Targeted Patents and there are no Joint Patents in that nation applicable to the Product, the Exclusivity Period will not last longer in any such nation in the European Union than ten years from the first Regulatory Approval for such Product in any nation in the European Union; and

     (ii) with respect to any other nation, the Exclusivity Period is coterminous with the applicable Product-Specific Term.

     1.41   "Expanded Ad Interferon-beta Project Plan and Budget" means an
             ---------------------------------------------------
expanded Project Plan and Budget that may be approved for additional Development Tasks to be conducted by Targeted for the Ad Interferon-beta Project, as described in Section 3.1.

     1.42   "FDA" means the United States Food and Drug Administration, or any
             ---
successor thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

     1.43   "FTE" means the equivalent of a full year of effort on a full time
             ---
basis of an employee possessing skills and experience necessary to carry out applicable tasks and responsibilities under the Project Plans and Budgets.

     1.44   "FTE Rate" means the amount to be invoiced by Targeted to Biogen per
             --------
FTE which rate shall initially be as specified in Exhibit C and shall include
                                                  ---------
the costs and expenses specified in Exhibit C.  Targeted shall adjust the FTE
                                    ---------
Rate commencing with January 1 of each year to reflect any year-to-year increase or decrease in Targeted's actual costs and expenses as specified in Exhibit C,
                                                                    ---------
provided that Targeted provides information substantiating any such increase or decrease to Biogen's reasonable satisfaction.

     1.45   "Fully Burdened Manufacturing Cost" means, [*]
             ---------------------------------

[*] Confidential Treatment Requested

     1.46  "GAAP" means United States generally accepted accounting principles,
            ----
consistently applied.

     1.47  "Gene" means any nucleotide sequence that is capable of encoding a
            ----
protein or a protein fragment.

     1.48  "Gene Controlled by Targeted" means a Gene that is proprietary to
            ---------------------------
Targeted or a Third Party and as to which Targeted has (directly or by effective or conditional grant) the ability to grant a license or sublicense without violating the terms of any agreement with such Third Party.

     1.49  "IND" means an Investigational New Drug Application filed with the
            ---
FDA or an equivalent foreign filing.

     1.50  "Initial Ad Interferon-beta Project Plan and Budget" means the
            --------------------------------------------------
initial Project Plan and Budget for the Ad Interferon-beta Project described in
Section 3.1.

     1.51  "Initial Project Funding" is defined in Section 5.1.
            -----------------------

     1.52  "Initiation" of a clinical trial, and "Initiated" as to a clinical
            ----------                            ---------
trial, means the opening of the trial for enrollment of patients.

     1.53  "Joint Patents" means any United States patents and foreign
            -------------
equivalents, United States and foreign patent applications, and all divisions, continuations, continuations-in-part, reissues, or extensions thereof, any periods of marketing exclusivity relating thereto, and any letters patent that issue thereon, to the extent the same claim any Joint Technology.

     1.54  "Joint Steering Committee" means a committee of six members, three of
            ------------------------
whom will be designated in writing by each of Targeted and Biogen. The parties' respective representatives on the initial Joint Steering Committee shall be designated by Targeted and by Biogen within thirty (30) days following the Effective Date. If at any time a vacancy occurs (whether due to death, disability, resignation, removal by a party of its designee by written notice to the other party, or otherwise), the vacancy will be filled as soon as is reasonably practicable by designation by the party that originally designated the prior incumbent. In the meantime, the Joint Steering Committee shall continue to function with its remaining members, provided that any Committee Action described in 1.24(i) will continue to require the consent of at least four members.

     1.55  "Joint Technology" means any and all inventions, improvements,
            ----------------
modifications, alterations, or enhancements that are made jointly by one or more employees of Biogen or any of its Affiliates, on the one hand, and one or more employees of Targeted or any of its Affiliates, on the other hand, during and in the course of the parties' cooperative development activities under or in support of this Agreement, together with all United States and foreign intellectual property and other rights and interests of the parties and their respective Affiliates thereto and therein, including patent rights, trade secrets, copyright, periods of market exclusivity, and other related rights or interests, to the extent the same remain protected by any such rights and interests from being used freely by others.

     1.56  "Major Markets" means each of:  (i) The United States of America;
            -------------
(ii) the European Union; and (iii) Japan.

     1.57  "Manufactured Vector" means Ad Vectors made by or for Biogen pursuant
            -------------------
to its license under Section 8.4(iii) and AAV Vectors made by or for Biogen pursuant to the Manufacturing License.

     1.58  "Manufacturing License" is defined in Article 10.
            ---------------------

     1.59  "Minimum Annual Project Funding" is defined in Section 5.4.
            ------------------------------

     1.60  "Minimum Quarterly Funding" is defined in Section 5.5.
            -------------------------

     1.61  "Modified Product" means a Product based on another Product, where
            ----------------
there has been a change in the molecular sequence of such other Product, whether of the Gene, any promoter, the vector, or otherwise, where such change is not so significant as to create a different Product, as determined by Committee Action consistent with this Section. By way of illustration, but not limitation as to other situations:

     (i) the use of [*] (where the initial Product incorporated an AAV Vector) would lead to a Modified Product and not a different Product;

     (ii) the use of any AAV Vector where the initial Product incorporated an Ad Vector (and vice versa) would lead to a different Product and not a Modified Product;

[*] Confidential Treatment Requested

     (iii) a change in the sequence of a Gene which nevertheless retains a homologous sequence to the initial Gene sequence, expressing essentially the same protein or its homologue, would lead to a Modified Product and not a different Product;

     (iv) a change in the Gene that is not covered by clause (iii) above would lead to a different Product and not a Modified Product; and

     (v) a change in the vector construct (e.g., changes to promoter(s) or other components, or the substitution of promoters or other components), while retaining the same Gene (or its homologue as described in clause (iii) above), would lead to a Modified Product and not a different Product.

     1.62   "Net Sales" means the invoiced or otherwise recognized sales of any
             ---------
Product by Biogen, its Affiliates or their Sublicensees to a non-Affiliated Distributor or to an End User, whether the consideration is or is to be in cash, payment in kind, barter, or another form, less the following items as applicable to such Product, to the extent included in the amount invoiced or otherwise recognized:

     (i) ordinary and customary credits or allowances granted upon returns, rejections or recalls;

     (ii)   shipping and insurance costs;

     (iii) ordinary and customary quantity and other trade discounts, rebates, credits or allowances, including allowances for uncollectible amounts;

     (iv) customs duties, taxes and surcharges and other governmental charges incurred in connection with exportation or importation; and

     (v)    government mandated rebates and retroactive price reductions,

all in accordance with GAAP. The transfer of any Product between Biogen, its Affiliates or their Sublicensees and another entity in such group, other than to a non-Affiliated Distributor or to an End User, shall not be considered a sale. In such cases, "Net Sales" hereunder shall be determined using the invoiced or otherwise recognized sales price by the transferee party, Affiliate, Sublicensee to the non-Affiliated Distributor or the End-User, less the deductions allowed under this Section.

In the event that consideration in addition to or in lieu of money is received for the sale of Product in an arms-length transaction, the fair market value of such consideration shall be included in the determination of Net Sales for such sale. Such fair market value shall be determined by Biogen in good faith. To the extent that Product is sold in other than an arms-length transaction, Net Sales for such sale shall be the average Net Sales of such Product sold in an arms-length transaction during the applicable royalty reporting period in the country in which the non-arms-length transaction occurred. If there are no arms-length transactions available as reference under the preceding sentence, then the parties shall negotiate in good faith a commercially reasonable mechanism for calculating Net Sales on the non-arms-length transaction.

For purposes of this Agreement, "sale" means any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Product, at no charge, for preclinical, clinical or regulatory purposes or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes. Product shall be considered "sold" when billed or invoiced.

In the event that Product is sold in the form of a Combination Product, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the fraction A/A+B where A is the average sale price of Product when sold separated in finished form and B is the average sales price of the other active ingredients and components when sold separately in finished form, in each case during the applicable royalty reporting period in the country in which the sale of the Combination Product was made, or if sales of both the Product and the other active ingredients and components did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. Where the Product is sold separately in finished form but the other ingredients and components are not, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the ratio of the average per-unit sale price of Product when sold separated in finished form to the average per-unit Net Sales of the Combination Product, in each case during the applicable royalty reporting period in the country in which the sale of the Combination Product was made. Where the other ingredients and components are sold separately in finished form but the Product is not, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the difference obtained by subtracting from 1 the ratio of the average per-unit sale price of the other ingredients and components when sold separated in finished form to the average per-unit Net Sales of the Combination Product, in each case during the applicable royalty reporting period in the country in which the sale of the Combination Product was made. In the event that such average sales price cannot be determined for either of the Product or for all other active ingredients and components included in the Combination Product, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the standard fully-absorbed cost of the Product portion of the combination and D is the sum of the standard fully-absorbed costs of all other active ingredients and components included in the Product, in each case as determined in accordance with GAAP; provided, however that the parties agree that such approach is valid in light of the particular circumstances, which agreement shall not be unreasonably withheld or delayed.

Where a Targeted Adjunct Therapy is packaged together with a Product described in Section 1.65(i), or where it is labeled and promoted solely for use in conjunction with such a Product, all of the Net Sales of such Combination Product or Targeted Adjunct Therapy will be Net Sales for the purposes of this Agreement, and the "Attributable Portion" as to such Targeted Adjunct Therapy (or as to the Targeted Adjunct Therapy portion of such Combination Product) in this instance would be 100%. Where a Targeted Adjunct Therapy is not packaged together with a Product described in Section 1.65(i) but is labeled or promoted for use in conjunction with such Product in addition to other uses, then the Net Sales thereof for purposes of this Agreement shall be equal to that portion of the Net Sales of such Targeted Adjunct Therapy (determined by reference to the definition of Net Sales set forth above) that is reasonably attributable to use of such Targeted Adjunct Therapy in conjunction with a Product described in
Section 1.65(i) (the "Attributable Portion"). The Attributable Portion for each Targeted Adjunct Therapy shall be determined periodically by Committee Action, in light of any available and reasonably reliable data [*].

     1.63  "Option" is defined in Section 3.2.
            ------

     1.64  "Option Period" means the three-year period starting at the Effective
            -------------
Date.

     1.65  "Product" means (i) any human gene therapy product that is or was the
            -------
subject of a Development Project and incorporates a Targeted Vector; or (ii) a Targeted Adjunct Therapy that is covered by a license granted to Biogen hereunder.

     1.66  "Product Gene" means the Gene or Genes agreed by Biogen and Targeted
            ------------
under Section 3.3 (provided that if the parties cannot agree, the Product Gene shall be determined by Biogen, subject to Section 3.3(ii) and 3.5) to be included in a Product.

     1.67  "Product-Specific Term" means, subject to Section 7.4, with respect
            ---------------------
to each Product, the period beginning, for the Ad Interferon-beta Product on the Effective Date, and for other Products on the date such Product becomes a Candidate Product (but not prior to the Effective Date) and ending on the last to occur of:

     (i) the final rejection, abandonment, expiration, termination or invalidation of the last Valid Claim of any Targeted Patent or Joint Patent covering the manufacture, use, sale or import of such Product, on a nation-by-nation basis in the Territory, with respect to the Product-Specific Term in such nation; and

     (ii) the expiration of ten (10) years following the first Regulatory Approval of such Product in any nation, with respect to the Product-Specific Term in all nations in the Territory.

     1.68  "Proforma Price" is defined in Section 11.2.
            --------------

[*] Confidential Treatment Requested

     1.69  "Project Contacts" means the persons appointed by each party to serve
            ----------------
as contact persons between the parties from time to time in relation to this Agreement (in addition to those representatives of the parties on the Joint Steering Committee, who may or may not also contemporaneously be Project Contacts). The initial Project Contacts shall be designated by each party within thirty (30) days following the Effective Date. Each party shall promptly notify the other party of any substitution of other personnel as its Project Contacts. Each party may select and supervise its other project staff as needed.

     1.70  "Project Funding" means the Initial Project Funding together with the
            ---------------
cash payments to be made by Biogen to Targeted hereunder pursuant to Sections
5.4 and 5.5.

     1.71  "Project Plan and Budget" means, with respect to each Development
            -----------------------
Project, the detailed written descriptions of:

     (i)   the parties' and their Contractors' respective Development Tasks;

     (ii) the Targeted Technology and Targeted Patents that are likely to be applicable to such Development Project or the Product involved therein, together with a designation (by type and source) of any thereof that are anticipated to be Applied Targeted Technology, Exhausted Targeted Patents, Exempted Targeted Patents, or Targeted Adjunct Therapies;

     (iii) a listing of any Targeted Licensors of any of Targeted Technology and Targeted Patents covered by clause (ii), together with a description of any then-known Targeted Licensor Provisions, including a description of any then-intended use in such Development Project or in the manufacture of the proposed Product of the C12 cell line referred to in that certain Exclusive Sublicense Agreement between Targeted and Alkermes, Inc. dated June 9, 1999;

     (iv) the parties' respective responsibilities to attempt to obtain any Third Party licenses or rights that may be required;

     (v)   the budget for such Development Project,

all of which shall be adopted and approved by Biogen and Targeted pursuant to Sections 3.1, 3.3, and 3.5. The Project Plan and Budget for each approved Development Project will be subject to amendment and refinement where [*] or where the use of one or more Targeted Adjunct Therapies not previously designated in the Project Plan and Budget becomes necessary for the effective use of such Product.

[*] Confidential Treatment Requested

     1.72  "Project Quarter" means a calendar quarter, i.e., a three-month
            ---------------
period starting on any January 1, April 1, July 1 or October 1 in each year; provided, however, that the first Project Quarter shall start on the Effective Date and run through the first March 31, June 30, September 30 or December 31 thereafter.

     1.73  "Project Year" means a period of four successive Project Quarters
            ------------
starting either at the Effective Date or at the end of a prior Project Year, as the case may be; provided however, that if the first Project Quarter is less than forty-five (45) days long, then the first Project Year shall mean the period of the first five successive Project Quarters.

     1.74  "Proposal" is defined in Section 3.2.
            --------

     1.75  "Proposal Submission Date" is defined in Section 3.3.
            ------------------------

     1.76  "Proprietary Manufacturing Technology" means any technology,
            ------------------------------------
information, know-how, or materials that are maintained in confidence by Targeted or any of its Affiliates or its or their Contractors that relate to the manufacturing of any viral based vectors.

     1.77  "Quarterly Budgeted Funding"  is defined in Section 5.5.
            --------------------------

     1.78  "Reasonable Commercial Efforts" means the exertion on a substantially
            -----------------------------
continuous basis of efforts as would normally be devoted to the applicable task under similar circumstances by commercial parties with similar resources to those of the applicable party, where such parties are motivated to the extent appropriate to the circumstances to accomplish such task. Reasonable Commercial Efforts will not mean that a party commits that it will actually accomplish the applicable task, nor that it will devote thereto efforts or resources beyond those that a prudent commercial enterprise would devote, even though remaining motivated to do so as described above. With respect to Biogen's obligations pursuant to Section 7.1 to commercialize Products following Regulatory Approval, "Reasonable Commercial Efforts" shall mean those efforts consistent with the efforts that would be exerted by Biogen in pursuing the development and commercialization of its other products with similar market potential under like circumstances.

     1.79  "Regulatory Approval" means, with respect to each Clinical Product
            -------------------
and as to each nation in the Territory, the approval by the Regulatory Authority in such nation of such Product for commercial sale for administration in humans, pursuant to a BLA in the United States or similar application in other nations, including, where applicable, any government required pricing approvals.

     1.80  "Regulatory Authority" means the competent authority for each nation
            --------------------
of the Territory or for any relevant grouping of nations legally responsible for authorizing the sale or supply of drug products in that nation or group.

     1.81  "Research Vectors" means any Supplied Vector or Manufactured Vector
            ----------------
intended for use in a Candidate Product.

     1.82  "Royalties" or "Sales Royalties" means the royalties to be paid on
            ---------      ---------------
Net Sales in the circumstances described in Section 7.5.

     1.83  "Specifications" means such standards and analytical measurements of
            --------------
Supplied Vectors or Manufactured Vectors established by Committee Action from time to time with respect to particular Products, consistent with standards and analytical measurements applied by Targeted to similar products.

     1.84  "Sublicensee" means a Third Party expressly licensed by Biogen to
            -----------
exploit a Product, but not including Distributors.

     1.85  "Subsequent Milestone Event" is defined in Section 6.3.
            --------------------------

     1.86  "Supplied Vectors" means any Targeted Vector and its incorporated
            ----------------
Product Gene that is designated under an approved Project Plan and Budget for use in a Candidate Product or that is incorporated in the course of a Development Project into, or as a component of, a Clinical Product, or that is incorporated into, or is a component of, an Approved Product and which, in each case, is going to be supplied by Targeted pursuant to Article 9.

     1.87  "Targeted Adjunct Therapy" means a product or treatment to be
            ------------------------
administered or used in conjunction with the use of a Product described in
Section 1.65(i), whether simultaneously or as part of a course of treatment, and the manufacture, use, sale or import of which would directly or indirectly infringe one or more Valid Claims of the Targeted Patents or the development, manufacture, use or sale of which would utilize or has utilized any Targeted Technology.

     1.88  "Targeted Competitor" means any entity not an Affiliate of Targeted,
            -------------------
which at the relevant time has, or has announced (or whose Affiliate has, or has announced), a significant program for the discovery or development of any technology intended broadly for in vivo delivery of Genes. The parties agree that the current Targeted Competitors consist of the entities listed in Exhibit
                                                                        -------
D.  The parties further agree during the term of this Agreement to amend Exhibit
-                                                                        -------
D to reasonably reflect the addition or removal of entities as Targeted
-
Competitors. Notwithstanding the foregoing, in no event shall an Affiliate of Biogen be considered a Targeted Competitor, unless such Affiliate is one of the "AAV Competitors" so specified in Exhibit D, or a successor thereto.

     1.89  "Targeted Licensors" means those entities that have licensed or that
            ------------------
may hereafter license to Targeted or Genovo one or more aspects of the Targeted Technology or the Targeted Patents.

     1.90  "Targeted Licensor Provisions" means any restrictions, limitations or
            ----------------------------
particular contractual provisions applicable to any potential sublicensing by Targeted of any Targeted Technology, as defined in Section 1.92, or Targeted Patents, as defined in Section 1.91.

     1.91  "Targeted Patents" means:
            ----------------

     (i) those United States and foreign patents and patent applications owned or Controlled by Targeted or any of its Affiliates or Genovo on the Execution Date or at any time during the term of this Agreement, and all foreign counterparts, divisions, continuations, continuations-in-part, reissues, or extensions thereof and patents issuing therefrom, any periods of marketing exclusivity and supplemental protection relating thereto, with claims covering the manufacture, use, import, export or sale of the Ad Interferon-beta Product or Targeted Adjunct Therapies related thereto (the "Ad Interferon-beta Product Targeted
                                           -----------------------------------
           Patents").  The initial Ad Interferon-beta Product Targeted patents
           -------
           are described in Exhibit  E;
                            ----------

     (ii) any patents and patent applications owned or Controlled by Targeted or any of its Affiliates or Genovo on the Execution Date or at any time during the term of this Agreement, to the extent the same would cover any aspect of Targeted's development, manufacture, use or sale of the Products or the Supplied Vectors hereunder and the coverage of which would be exhausted by such sale of Supplied Vectors by Targeted to Biogen hereunder (the "Exhausted Targeted Patents");

     (iii) any patents and patent applications owned or Controlled by Targeted or any of its Affiliates or Genovo on the Execution Date or at any time during the term of this Agreement, to the extent used in circumstances in which Biogen would be eligible for the exemption under 35 USC (S)271(e) (the "Exempted Targeted Patents");

     (iv) any other patents and patent applications owned or Controlled by Targeted or any of its Affiliates or Genovo on the Execution Date or at any time during the term of this Agreement, to the extent the same would, in the absence of a license granted hereunder by Targeted or its Affiliates or Genovo, be infringed by Biogen's or Biogen's Affiliates' or Sublicensees', Distributors' or customers' development packaging, production, use, sale, offer for sale, or import of a Product as contemplated under this Agreement; and

     (v)   Targeted's and Genovo's interest in any Joint Patents,

and in each case any foreign counterparts, divisions, continuations-in-part, reissues or extensions thereof and patents issuing therefrom, any periods of marketing exclusivity and supplemental protection relating thereto arising at any time; provided, however, that subject to Section 3.10, the foregoing definition shall not be deemed to expand the licenses granted to Biogen under this Agreement to include rights within the Emerald Gene Systems Excluded Fields.

     1.92  "Targeted Technology" means any and all:
            -------------------

     (i) technology, data, information, processes, materials, know-how and rights owned or Controlled by Targeted or any of its Affiliates or Genovo at any time during the term of this Agreement, that are used or contemplated to be used in connection with Targeted's, Genovo's, or their Affiliates' or Contractors' activities contemplated under this Agreement, or under previous development projects conducted by Genovo pursuant to one or more agreements with Biogen, in connection with the development, manufacture or supply of the Products, the Supplied Vectors or the Manufactured Vectors hereunder, and which need not be disclosed or provided to Biogen in connection with the conduct by Biogen or its Affiliates or Sublicensees of any of Biogen's Development Tasks or with any Certification and Testing Activities for a Product hereunder, to the extent the same directly relate to, are desirable for, or are necessary or useful for, the development, production, storage and/or marketing of such Product (the "Applied Targeted Technology");

     (ii) other than the Applied Targeted Technology described in subsection 1.92(i), or the Ad Interferon-beta Product Technology described in subsection 1.92(iii), technology, data, information, processes, materials, know-how and rights owned or Controlled by Targeted or any of its Affiliates or Genovo on the Execution Date or at any time during the term of this Agreement, that have been disclosed or provided to Biogen by Genovo in connection with previous development projects conducted by Genovo pursuant to one or more agreements with Biogen or that must be or is disclosed or provided to Biogen in connection with the conduct by Biogen or its Affiliates or Sublicensees of any Biogen Development Task or in connection with any Certification and Testing Activities for a Product hereunder, to the extent the same directly relate to, are desirable for, or are necessary or useful for, the development, production, storage and/or marketing of such Product;

     (iii) technology, data, information, processes, materials, know-how and rights owned or Controlled by Targeted or any of its Affiliates or Genovo on the Execution Date or at any time during the term of this Agreement, that have been used by Genovo in connection with previous development projects related to the Ad Interferon-beta Product pursuant to one or more agreements with Biogen or that are used or contemplated to be used by Biogen or Targeted or Genovo or any of their Affiliates or Contractors in connection with the Ad Interferon-beta Project, to the extent the same directly relate to, are desirable for, or are necessary or useful for, the development, production, storage and/or marketing of such Product (the "Ad
                                                                      --
           Interferon-beta Product Technology"); and
           ----------------------------------

     (iv) Targeted's and Genovo's interest in any Joint Technology, together with all United States and foreign intellectual property and other rights and interests of Targeted or any of its Affiliates or Genovo thereto and therein, including patent rights, trade secrets, copyright, periods of market exclusivity, and other related rights or interests, to the extent owned or controlled by, or licensed (with the right to sublicense) to Targeted or any of its Affiliates or Genovo; provided, however, that subject to Section 3.10, the foregoing definition shall not be deemed to expand the licenses granted to Biogen under this Agreement to include rights within the scope of the Emerald Gene Systems Excluded Fields.

     1.93  "Targeted Trademarks" means names, symbols and or characters that are
            -------------------
owned by Targeted and that have been designated for use under Section 8.9 in conjunction with the Targeted Vector in Biogen's packaging and promotion of an Approved Product hereunder.

     1.94  "Targeted Vectors" means any AAV Vector or Ad Vector whose
            ----------------
manufacture, use, sale or import would directly or indirectly infringe one or more Valid Claims of the Targeted Patents (treating, for this purpose, such patents as being owned entirely by a person or entity who is not the one that is, without a license, so manufacturing, using, selling or importing such vector and treating all then-pending patent applications as having been issued as patents), or in the development, manufacture, use or sale of which any Targeted Technology would be utilized or has been utilized.

     1.95  "Targeted's Actual Development Costs" is defined in Section 5.3.
            -----------------------------------

     1.96  "Territory" shall initially mean all nations of the world, but may be
            ---------
reduced as to particular nations and particular Products as provided herein.

     1.97  "Third Party" means any person or entity other than Targeted, Biogen,
            -----------
or any of their respective Affiliates.

     1.98  "Transfer Price" means, for a particular quantity of bulk Commercial
            --------------
Vectors that are Supplied Vectors, the sum of:

     (i)   [*] plus

     (ii)  [*].

[*] Confidential Treatment Requested

     1.99  "Valid Claim" means a claim in a pending patent application (provided
            -----------
that such application shall not remain pending for more than seven years from filing) or a claim of an issued and unexpired patent, included within the Targeted Patents or the Joint Patents, which has not been held permanently abandoned, revoked, rendered unenforceable or invalidated by the applicant or by a decision of a court or other governmental agency of competent jurisdiction, in a decision unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

     1.100 Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words "including" and "includes" are used in their non-limiting sense and have the same meaning as "including without limitation" and "including but not limited to". References to Articles, Sections, and clauses are to the same with all their subparts as they appear in this Agreement. "Herein" means anywhere in this Agreement. "Hereunder" and "hereto" means under or pursuant to any provision of this Agreement.

     Article 2.  Conditions to Effectiveness

     2.1 This Agreement, with the exception of Sections 3.8, 3.9(i), 3.10(i), and Article 14 hereof, shall become effective on the Effective Date. Sections 3.8, 3.9(i), 3.10(i), and Article 14 hereof are effective from the Execution Date. If the Effective Date has not

[*] Confidential Treatment Requested
occurred on or before October 31, 2000, then this Agreement shall be immediately terminable upon written notice from any party to the other parties.

     2.2 No grant of any exclusive license under this Agreement shall become effective unless and until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has expired or been terminated, if the parties determine that the transactions contemplated by this Agreement, including the grant of one or more such licenses, will require a governmental filing to be made under the HSR Act. If the parties are unable to agree on whether a filing is required by the transactions contemplated by this Agreement then the party that would be deemed to be the "Acquiring Party" (as defined under the HSR Act) in such transaction shall determine whether such a filing is required. If it is determined that any such filing is required, each of the parties shall exert its Reasonable Commercial Efforts to complete the same in a timely fashion and the party deemed to be the Acquiring Party in such transaction shall bear or reimburse the other party for all filing fees with respect to such filing.

     Article 3.  Approval and Conduct of Development Projects.

     3.1 As of the Effective Date, the current approved Development Project is the Ad Interferon-beta Project, which involves the development of an Ad Interferon-beta Product within the Cancer Field.

     (i) The Initial Ad Interferon-beta Project Plan and Budget shall be approved by Biogen subject to subsections 3.1(ii) and 3.1(iii) prior to the inception of any Development Tasks to be conducted by Targeted or Genovo thereunder following the Effective Date.

     (ii) The Initial Ad Interferon-beta Project Plan and Budget will include a budget whereby up to $[*] of the Project Funding may be applied toward the costs and expenses related to work performed by Targeted or Genovo personnel relating to the Ad Interferon-beta Product within the Cancer Field over the term of the Option Period. The Targeted Development Tasks in the Initial Ad Interferon-beta Project Plan and Budget shall be subject to approval by Targeted, which shall not be unreasonably withheld or delayed. No work by Targeted or Genovo on the Ad Interferon-beta Project will be required beyond such $[*] budgeted amount, unless it is to be done pursuant to an Extended Ad Interferon-beta Project Plan and Budget that is approved under clause
           (iv) below.

     (iii) The Initial Ad Interferon-beta Project Plan and Budget will provide that no material Targeted Technology or Targeted Patents, other than any of the same which were Controlled by Genovo prior to the Effective Date, are expected to be applicable to or used in the work to be conducted by any party pursuant to such Initial Ad Interferon-beta Project Plan and Budget, provided, however that nothing herein shall negate Biogen's license under Section 8.4(iii).

[*] Confidential Treatment Requested

     (iv) If Biogen elects to pursue further Development Tasks beyond those conducted within the scope of the Initial Ad Interferon-beta Project Plan and Budget, either as to a level of work beyond the $[*] budget under the Initial Ad Interferon-beta Project Plan and Budget or involving any material Targeted Technology or Targeted Patents relating to process development and extending beyond those described in clause (iii) above, Biogen shall so notify Targeted in writing during the Option Period, along with a proposed form of Expanded Ad Interferon-beta Project Plan and Budget with respect thereto. The final Expanded Ad Interferon-beta Project Plan and Budget, if any, will be subject to approval by Biogen and Targeted.

     3.2   In addition to the Ad Interferon-beta Project described above in
Section 3.1, during the Option Period, Biogen shall have the right, at its option (the "Option"), to initiate three (3) Additional Development Projects. Notwithstanding the foregoing, if one of the Additional Development Projects is for an AAV Interferon-beta Product, then Biogen's Option shall cover a maximum of four (4) Additional Development Projects, instead of three. Biogen shall have the right to submit up to a maximum of six (6) proposals (each a "Proposal") for Additional Development Projects, excluding proposals which are rejected by Targeted pursuant to Section 3.3(ii).

     3.3 The process for exercise of an Option by Biogen with respect to an Additional Development Project shall consist of the following steps:

     (i) Biogen shall notify Targeted in writing of its intention and submit a Proposal for Targeted's review to include the following:

           (A) a description of the proposed Candidate Products, including the Product Genes and any Targeted Adjunct Therapies anticipated to be involved;

           (B) the human diseases or conditions initially anticipated to be targeted for treatment or prevention by such Product;

           (C) a description of the Targeted Vector anticipated to be involved, it being agreed that each Product will use either one AAV Vector or one Ad Vector, but not both;

           (D) a preliminary statement of the rights and intellectual properties of or controlled by the respective parties or their Affiliates or of or by Third Parties (if any Third Party rights or properties are applicable) then known to the parties to be applicable or likely to be applicable to or required for the proposed Product or its development, testing, manufacture, use, certification, or marketing; and

[*] Confidential Treatment Requested

           (E) such other matters or aspects of such Development Project as the parties may in their discretion agree to include in a proposal.

     (ii) Targeted shall have up to thirty (30) days to review a Proposal and to notify Biogen whether or not such Proposal is accepted. Targeted's acceptance of a Proposal shall be without prejudice to its rights under Section 3.3(iii). Targeted will not unreasonably withhold or delay its acceptance of any Proposal that is made by Biogen pursuant to this Section 3.3, and that otherwise is in conformity with this Agreement. Notwithstanding the foregoing, Targeted shall not be required to accept a Proposal where:

           (A) Biogen does not establish to Targeted's reasonable satisfaction, consistent with prevailing industry standards, that use of the anticipated Product Genes will not be blocked by rights held by any Third Party or by Targeted or any of Targeted's Affiliates, it being agreed that Targeted shall not be obligated under this Agreement to use or to permit the use in a Development Project of any Gene covered by any such rights of Targeted or its Affiliates; or

          (B) the Product or the Development Project, as proposed by Biogen, would in whole or in part be within any of the Excluded Fields determined on the date such Proposal was submitted to Targeted (the "Proposal Submission Date").

     (iii) Once a Proposal is accepted by Targeted, the parties will work together to develop a Project Plan and Budget for the proposed Development Project. All Project Plans and Budgets (other than the Initial Ad Interferon-beta Project Plan and Budget, to be adopted as provided in Section 3.1(i)) shall require the specific approval of both Biogen and Targeted, upon which approval an Additional Development Project will be initiated and Biogen will be deemed to have exercised one of its Options. Biogen will not be deemed to have exercised an Option with respect to any proposed Additional Development Project until the Joint Steering Committee has agreed by Committee Action to initiate such Additional Development Project. If such Committee Action has not been obtained within 180 days after the Proposal Submission Date, either Targeted or Biogen may at any time thereafter declare by notice to the other that the proposed Development Project will not become an Additional Development Project hereunder, in which event Biogen will be treated as having used one of its Proposals hereunder, but not as having exercised one of its Options.

     3.4 Targeted shall have no obligation to notify Biogen of additions to the Excluded Fields following the date hereof unless and until one or more of the following applies:

     (i)   Biogen in good faith submits a Proposal that covers an Excluded
           Field;

     (ii) Biogen intends in good faith to submit a Proposal, and it so certifies to Targeted, along with a request that Targeted inform Biogen if the same, as then described by Biogen, would cover an Excluded Field; or

     (iii) Biogen then intends in good faith to institute an internal or collaborative project outside the scope of this Agreement, and it so certifies to Targeted on a confidential basis during the Option Period, along with a request that Targeted inform Biogen if the same, as then described by Biogen, would involve an Excluded Field;

in any of which events Targeted shall inform Biogen on a confidential basis of those Excluded Fields, if any, that would be involved in any of such Proposals, prospective Proposals, or Biogen projects.

     3.5 The specific research and development activities to be performed by each party in connection with a Development Project and the applicable timelines and budgets shall be defined for each Project Year in the approved Project Plan and Budget. The Project Plan and Budget for each approved Development Project will be subject to amendment and refinement by Biogen in light of results achieved, difficulties encountered, and other events and experience since the initial adoption or most recent amendment of such Project Plan and Budget; provided, however, that:

     (i) any amendment or refinement that would result in a material change in the Targeted Development Tasks or the budgeted costs therefor will not be made without Committee Action; and

     (ii) no amendment or refinement shall be made that would in any way limit or reduce Biogen's obligations under Section 7.1.

     3.6 Targeted shall have primary responsibility during each Development Period for the Targeted Development Tasks, and Biogen shall have primary responsibility for the Biogen Development Tasks. During each applicable Development Period, each of Targeted and Biogen will exert its respective Reasonable Commercial Efforts:

     (i) to perform the respective Development Tasks allotted to it in the applicable Project Plan and Budget;

     (ii)  to do so in accordance with the applicable Project Plan and Budget;
           and

     (iii) to assist and to cooperate as requested with the other party's Reasonable Commercial Efforts to do the same as to its own Development Tasks under such Project Plan and Budget.

Each party in performing its respective Development Tasks shall comply with all applicable laws, regulations, and professional standards.

     3.7 Each party will with respect to each Development Project provide to the other party all necessary or useful information in or coming into its possession or reasonably available to it to support the achievement of each party's Development Tasks thereunder. Each party's Project Contact will provide written reports to the other party's Project Contact at least quarterly (and more often upon reasonable request of the other party) throughout the applicable Development Period with respect to each Development Project, stating in reasonable detail all efforts made and in process, and all significant progress achieved and difficulties encountered in the reporting party's portion of the development effort since the last such report. Each Project Contact will also be available throughout each Development Period to answer any reasonable questions from the other party's Project Contact, as appropriate. However, notwithstanding the foregoing or anything else to the contrary contained in this
Agreement:

     (i) nothing shall require any party to disclose information for which such party has an obligation of confidentiality to a third party, but each party will exert its Reasonable Commercial Efforts to bring to the attention of the Joint Steering Committee any such third party restrictions as may be relevant to its role hereunder; and

     (ii) in no event (other than as provided in Section 4.1(iv) or in Article
          10), will Biogen be entitled to receive, or to gain access to, any Proprietary Manufacturing Technology. Biogen shall be entitled, solely in connection with its regulatory filings, to reference the BMFs maintained by Targeted or its Affiliates with the relevant Regulatory Authorities, to the extent they contain Proprietary Manufacturing Technology.

     3.8 Subject to termination pursuant to Section 2.1, Biogen agrees that from the Execution Date through the period ending twelve months from the earlier of (i) the end of the Option Period or (ii) termination of this Agreement, it shall not enter into a collaboration with any Third Party (other than with academic investigators, or, to the extent any of the same are entered in furtherance of a Development Project hereunder, with contract service providers, Sublicensees or Distributors), for the conduct of research or development directed toward the treatment or prevention of any disease or conditions in humans using any AAV Vector or Ad Vector, other than in one or more of the Excluded Fields.

     3.9

     (i) Subject to termination pursuant to Section 2.1, Targeted agrees that from the Execution Date through the date Biogen (either alone or with a Third Party) is no longer developing or commercializing the Ad Interferon-beta Product pursuant to Section 7.1, Targeted shall not, except in furtherance of a Development Project hereunder or pursuant to an appointment under Section

           7.4, directly or indirectly, on its own or with an Affiliate or Third Party, conduct research or development directed toward the treatment or prevention of any disease or conditions in the Cancer Field or the Beta Interferon Field in the Territory, and shall not license or sublicense others to use or practice any Targeted Patents or Targeted Technology in the Cancer Field or Beta Interferon Field in the Territory, other than in the Emerald Gene Systems Excluded Fields or as provided in Section 3.10.

     (ii) Targeted, its Affiliates and Genovo agree that they shall not, during the Exclusivity Period applicable to any Product, except in furtherance of a Development Project hereunder or pursuant to an appointment under Section 7.4, use or practice, or license or sublicense others to use or practice, any Targeted Patent or Targeted Technology to develop, manufacture, use, sell, offer for sale, or import, a product containing the same Gene as such Product in the Territory, other than in one or more of the Product-Specific Excluded Fields applicable to such Product.

     3.10  Targeted agrees that:

     (i) it shall not following the Execution Date (but subject to termination pursuant to Section 2.1 hereof) through the period ending twelve (12) months from the earlier of (A) the end of the Option Period or (B) termination of this Agreement, approve the use in the Territory by or for Emerald Gene Systems of any Gene Controlled by Targeted for a project or product in the Cancer Field or Beta Interferon Field, except as otherwise provided in this Section 3.10;

     (ii) if Biogen submits a Proposal hereunder involving a Product within the Emerald Gene Systems Excluded Fields, which Product would contain a Gene Controlled by Targeted, Targeted shall, to the extent provided under the Emerald Gene Systems Agreements, attempt through reasonable efforts to secure the agreement of Emerald Gene Systems to enter with Targeted, for the benefit of Targeted and Biogen consistent with their interests under this Agreement, into a development or marketing agreement with respect to such proposed Product, and, if such an agreement is not obtained from Emerald Gene Systems, to reduce the scope of the Emerald Gene Systems Excluded Fields with respect solely to such Product solely if and to the extent that such Product and the proposed Development Project related thereto would not involve the use or exploitation of any of the technologies or properties of Emerald Gene Systems or that Targeted has agreed to license exclusively to Emerald Gene Systems; and

     (iii) [*];

[*] Confidential Treatment Requested
it being understood, however, that Targeted has no right or authority to require Emerald Gene Systems to agree to any of the foregoing agreements.

Article 4. Certification and Testing Activities; Other Regulatory Matters.

     4.1 Biogen and Targeted shall be responsible for preparing, filing, and maintaining, and shall own, the regulatory filings relating to the Products as set forth below:

     (i) Targeted shall be responsible at its cost for preparing appropriate BMFs containing the Proprietary Manufacturing Technology with respect to Supplied Vectors or Manufactured Vectors in form and substance sufficient to permit Biogen to reference the same in satisfaction of the requirements of Regulatory Authorities with which Biogen files one or more INDs, BLAs or other applications for Regulatory Approval with respect to Clinical Products containing AAV Vectors to be marketed by Biogen pursuant to the licenses hereunder. Targeted shall submit, or cause to be submitted, such BMFs to such Regulatory Authorities and shall maintain them or cause them to be maintained therewith, provided that Biogen gives Targeted at least ninety (90) days prior written notice of Biogen's need to make such a reference in connection with an IND, BLA or other application for Regulatory Approval from such Regulatory Authority. Targeted shall provide reasonable advance notice to Biogen if Targeted makes any changes to BMFs that are applicable to such Products. [*]

[*] Confidential Treatment Requested

     (ii) Biogen, its Sublicensees and/or Distributors, either directly or through their respective designees, shall be responsible for and have all decision-making authority for the preparation of and for maintaining all regulatory dossiers covering the Products (including but not limited to all INDs, BLAs other than those BLAs referred to in Section 1.13(ii), and other applications for Regulatory Approval) and Biogen, its Sublicensees and/or Distributors and their designees shall be the owner of all such filings related thereto.

     (iii) Subject to Section 3.7, Targeted shall, at Biogen's option and request, prepare those sections of the regulatory filings covering Products related to Targeted's Development Tasks and manufacturing activities, and shall otherwise cooperate, as reasonably requested by Biogen, in the preparation and maintenance of such regulatory filings. In addition, at Biogen's request, Targeted shall make appropriate personnel available for meetings with the FDA and EMEA or other Regulatory Authority [*]. Any and all such responsibilities assigned to Targeted shall be reflected in the respective Project Plans and Budgets, and Targeted's related costs and expenses shall be paid by Biogen in accordance with Article 5.

     (iv)  [*]

[*] Confidential Treatment Requested

     (v)   [*]

     (vi) If a Project Plan and Budget calls for any Ad Vectors to be Supplied Vectors hereunder, such Project Plan and Budget shall specify the parties' respective responsibilities with respect to the filing of BMFs (if any) and other regulatory filings.

     (vii) Biogen and Targeted shall keep each other informed, on a regular basis, of material developments with respect to regulatory filings related to Products.

     4.2 Biogen and Targeted shall promptly notify the other of any fact, circumstance, condition or knowledge dealing with any Supplied Vectors, Manufactured Vectors or

[*] Confidential Treatment Requested

Products of which the party becomes aware that bears upon the safety or efficacy of the Supplied Vectors, Manufactured Vectors or the Products.

     (i) In particular and without limiting the generality of the foregoing, each party shall within three (3) business days notify, and shall cause its Affiliates, Contractors, and Sublicensees to notify the other party hereto upon receipt of any information concerning any serious or unexpected side effect, injury, toxicity, or allergenic or other sensitivity reaction or other adverse events or experience:

           (A) relating in any way to the Supplied Vectors, Manufactured Vectors or the Products or their application, testing, storage, use or sale; or

           (B) relating in any way to or occurring in or in connection with any Certification and Testing Activities conducted or to be conducted under this Agreement, whether or not then established to be covered by clause (A) above, including all available information with respect thereto. The parties agree to develop a standard operating procedure for the reporting of such events or experiences.

     (ii) Each party shall promptly notify the other of any inspection or audit relating to Supplied Vectors, Manufactured Vectors or Products by any Regulatory Authority in the Territory. If a representative of the governmental authority takes samples in connection with such audit or inspection, the parties shall immediately provide each other, as appropriate, samples from the same batch. The party in receipt of such notice will provide the other party within 72 hours, with copies of all relevant documents, including FDA Forms 482 and 483 (as applicable), warning letters and other correspondence and notifications as such other party may reasonably request.

     (iii) Each party shall promptly notify the other of any recall notice or request made by any governmental authority, and of any knowledge obtained by such party that any such notice or request is under investigation or consideration by any governmental authority.

     (iv) Targeted and Biogen agree to cooperate with each other during any inspection, investigation, recall, or other inquiry by the FDA or other Regulatory Authority, including providing information and/or documentation, as requested by the FDA, or other Regulatory Authority. To the extent permissible and to the extent related to Supplied Vectors or Manufactured Vectors, Targeted and Biogen also agree to discuss any responses to observations or notifications received and to give the other party an opportunity to comment on any proposed response before it is made. In the event of disagreement concerning the content or form of such response, Biogen shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Targeted shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities. Each party shall inform the other of all comments and conclusions received from the governmental authority.

     4.3 Biogen shall be responsible for conducting, directly and/or through its Contractors, any and all clinical trials. At Biogen's option and request, Targeted shall have responsibility for conducting, directly and/or through its Contractors, any and all Phase I clinical trials which Biogen requests it to perform, and to file an IND with the FDA seeking approval to conduct such Phase I clinical trials, in which case such responsibilities shall be considered part of the Targeted Development Tasks and shall be reflected in the respective Project Plans and Budgets and Targeted's related costs and expenses shall be paid by Biogen in accordance with Article 5.

     Article 5. Project Funding; Other Payments; Funding Agreement.

     5.1 In consideration of the rights granted to Biogen under this Agreement, Biogen shall pay Targeted on the Effective Date eight million dollars ($8,000,000) (of which [*] dollars ($[*]) is the "Initial Project Funding" and, together with the Minimum Annual Project Funding, shall be applied towards the payment of Targeted's Actual Development Costs, as described in Section 5.5).

     5.2 As additional consideration, Biogen shall make available to Targeted certain equity investments and loans pursuant to a Funding Agreement between Biogen and Targeted of even date herewith.

     5.3 Biogen shall bear all of its and its Contractors' costs and expenses of conducting and fulfilling all of Biogen's responsibilities under any and all approved Project Plans and Budgets. Subject to the limitation contained in the last sentence of this Section, Biogen shall bear all of Targeted's and its Affiliates' and their Contractors' fully burdened costs and expenses of conducting and fulfilling all of Targeted's responsibilities associated with or preparatory for any and all approved Project Plans and Budgets ("Targeted's Actual Development Costs") calculated, with respect to fully-burdened labor costs, using the FTE Rate and provided that Targeted shall only include in Targeted's Actual Development Costs charges for the FTE time of FTE's directly working on a Development Project. Targeted's Actual Development Costs shall not include the costs and expenses of supplying Clinical Vectors or Commercial Vectors, which shall be supplied to Biogen pursuant to the provisions contained in Articles 9 and 11 of this Agreement. For avoidance of doubt, Targeted's Actual Development Costs shall, subject to the limitation contained in the last sentence of this Section, include costs and expenses related to the following items and shall be calculated in accordance with Exhibit C unless otherwise
                                                 ---------
indicated:

[*] Confidential Treatment Requested

     (i) preparing Project Plans and Budgets pursuant to Section 3.3(iii) regardless of whether such Project Plans and Budgets are approved;

     (ii) assistance with preparation and maintenance of regulatory filings pursuant to Section 4.1(iii);

     (iii) conducting Phase I clinical trials and filing INDs pursuant to
           Section 4.3;

     (iv)  supply of Research Vectors pursuant to Section 9.3;

     (v) supply of Clinical Vectors to be used by Targeted or its Contractors pursuant to Section 9.4, such costs and expenses to be equal to [*]; and

     (vi) conducting and fulfilling all other responsibilities assigned to Targeted, its Affiliates, or its Contractors under any and all approved Project Plans and Budgets.

Notwithstanding the foregoing, if Targeted's Actual Development Costs for any Project Year (exclusive of any amounts included therein related to the preparation of Project Plans and Budgets) exceed [*] percent ([*]%) of Targeted's total budgeted costs included in the approved Project Plans and Budgets for such Project Year, Biogen shall not be obligated to pay the excess without its specific approval and Targeted shall be responsible for any such excess costs not approved by Biogen.

     5.4 During each of the first three Project Years, Biogen shall pay to Targeted a minimum of [*] dollars ($[*]) (the "Minimum Annual Project Funding"), whether or not any Development Projects are in effect hereunder. Such Minimum Annual Project Funding shall be applied toward any amounts owed by Biogen to Targeted under Section 5.3, if any, and shall be payable as specified in Section
5.5. After the first three Project Years Biogen shall have no further minimum annual project funding obligation and in no event shall Biogen be obligated to allocate Development Tasks to Targeted.

     5.5 On or before the first day of each Project Quarter during the first three Project Years, Biogen shall pay to Targeted, the greater of:

     (i) one-fourth of the Minimum Annual Project Funding for the then-current Project Year as described in Section 5.4 (the "Minimum Quarterly Funding"); provided, however, that if there are five Project Quarters in the first Project Year, then one-fifth of the Minimum Annual Project Funding for that Project Year will be paid on or before the first day of each Project Quarter in that Project Year; and

[*] Confidential Treatment Requested

     (ii) the aggregate amount budgeted for Targeted's fully burdened costs and expenses for that Project Quarter with respect to the then-approved Development Projects, as provided in the applicable Project Plans and Budgets (the "Quarterly Budgeted Funding");

provided, however, that for any such Project Quarter in which the Quarterly Budgeted Funding exceeds the Minimum Quarterly Funding, Biogen may set-off against the amount of such excess:

          (A) the amount, if any, by which payments of Minimum Quarterly Funding for any previous Project Quarter exceeded the Quarterly Budgeted Funding applicable to that previous Project Quarter, until all such excess payments in previous Project Quarters have been so set-off; and

          (B) the amount of the Initial Project Funding that has not previously been so set-off.

Any such excess payments that have not been so set-off prior to the end of the third Project Year shall be deemed fully earned by Targeted and shall not be subject to further set-off or credit.

     5.6 On or before the first day of each Project Quarter following the end of the first three Project Years, Biogen shall pay to Targeted the Quarterly Budgeted Funding with respect to such Project Quarter if any, without any set-off or other credit with respect to any Initial Project Funding or Minimum Annual Project Funding payments made during the first three Project Years.

     5.7 Targeted shall provide to Biogen summary quarterly reports no less than forty-five (45) days after the end of each Project Quarter documenting, on a basis consistent with Targeted's internal, generally-applicable cost accounting methods, Targeted's Actual Development Costs for such Project Quarter.

     (i) If Targeted's Actual Development Costs are less than the Quarterly Budgeted Funding for a Project Quarter, Biogen shall be entitled to apply the overpayment toward the next payment due from Biogen pursuant to Section 5.5 of this Agreement (including the Minimum Quarterly Funding, but in this case only to the extent that Targeted's Actual Development Costs in such Project Quarter referred to in this Section 5.7(i) was greater than the Minimum Quarterly Funding for such Project Quarter); provided, however, that if the amount of such overpayment exceeds the amount of the next payment due from Biogen, Targeted shall promptly pay Biogen such excess amount.

     (ii) If Targeted's Actual Development Costs are greater than the Quarterly Budgeted Funding for a Project Quarter, the excess amount shall be paid by Biogen together with the next payment due pursuant to Section
          5.5 or Section

          5.6 of this Agreement, or as to the last Project Quarter, within sixty days following the end of such Project Quarter; provided, however, that Biogen shall not be required to pay such excess amount to the extent that it would pay more than [*] of Targeted's total budgeted costs included in the approved Project Plans and Budgets for the respective Project Year.

     Article 6. Milestones.

     6.1 Biogen shall pay the following amounts to Targeted upon the first achievement of each of the applicable milestones for each Product (other than Targeted Adjunct Therapies and the Ad Interferon-beta Product or any Modified Product based thereon) reaching such milestone, subject to Section 6.3:

     -----------------------------------------------------------------------------------------
                                Milestone                                           Payment
                                ---------                                           -------
     -----------------------------------------------------------------------------------------
      A.   Filing of IND                                                          $       [*]
     -----------------------------------------------------------------------------------------
      B.   Initiation of a Phase II clinical trial for such Product               $       [*]
     -----------------------------------------------------------------------------------------
      C1.  Initiation of a Phase III clinical trial for a Product                 $       [*]
           for which a milestone fee was paid at the Initiation of
           Phase II clinical trial
     -----------------------------------------------------------------------------------------
      C2.  Initiation of a Phase III clinical trial for a Product                 $       [*]
           for which no separate Phase II clinical trial was initiated
     -----------------------------------------------------------------------------------------
      D.   Filing of BLA                                                          $       [*]
     -----------------------------------------------------------------------------------------
      E.   Regulatory Approval in any nation                                      $       [*]
     -----------------------------------------------------------------------------------------


     6.2 If an Expanded Ad Interferon-beta Plan and Budget has previously been approved pursuant to Section 3.1, then Biogen shall pay the following amounts to Targeted upon the first achievement of each of the applicable milestones for the Ad Interferon-beta Product reaching such milestone, subject to Section 6.3:

[*] Confidential Treatment Requested

     ----------------------------------------------------------------------------------
                                Milestone                                      Payment
                                ---------                                      -------
     ----------------------------------------------------------------------------------
      A.  Filing of IND                                                      $      [*]
     ----------------------------------------------------------------------------------
      B.  Initiation of a Phase II clinical trial                            $      [*]
     ----------------------------------------------------------------------------------
      C1. Initiation of a Phase III clinical trial for which a               $      [*]
          milestone fee was paid at the Initiation of Phase II
          clinical trial
     ----------------------------------------------------------------------------------
      C2. Initiation of a Phase III clinical trial for which no              $      [*]
          separate Phase II clinical trial was initiated
     ----------------------------------------------------------------------------------
      D.  Filing of BLA                                                      $      [*]
     ----------------------------------------------------------------------------------
      E.  Regulatory Approval in any nation                                  $      [*]
     ----------------------------------------------------------------------------------

     6.3 Where the milestones described in items B, C1 or C2 of the table set forth in Section 6.1 or in Section 6.2, as applicable, are achieved more than once (each called a "Subsequent Milestone Event") because such milestone is achieved for a Modified Product based on a Product which (or another Modified Product of which) has previously achieved such milestone, then the applicable milestone payment amounts for each such item for each such Subsequent Milestone Event shall be [*]. The milestones contained in items A, D and E of such table shall [*] with respect to a Product and any Modified Product(s) based thereon.

     6.4 Where Targeted Adjunct Therapies that are not Controlled by Targeted or any of its Affiliates or Genovo on the Execution Date are licensed hereunder, Biogen shall [*] promptly upon inclusion of the particular Targeted Adjunct Therapy in the applicable Project Plan and Budget.

     6.5 Biogen shall report to Targeted the occurrence of any event triggering a milestone payment according to this Article 6 within thirty (30) days following such occurrence, and shall pay the applicable milestone payment to Targeted concurrently with such report and otherwise in conformity with Article 11.

     Article 7. Product Marketing and Sales Royalties.

     7.1 Biogen shall be responsible for all sales, marketing and related commercial activities for all Approved Products. Notwithstanding anything to the contrary herein (including the last sentence of Section 5.4), Biogen shall use Reasonable Commercial Efforts, throughout the Product-Specific Term:

     (i) to develop all Candidate Products and all Clinical Products in order to achieve the applicable Approved Product; and

     (ii) to package, distribute, market, promote and sell all Approved Products in each of the three Major Markets.

[*] Confidential Treatment Requested

     7.2 In determining whether Biogen is complying with its obligations to use Reasonable Commercial Efforts, the parties will take into account any material adverse condition or event related to safety, bioavailability, or efficacy of the Product, any impediments caused by formulation, manufacturing or other technical issues related to the Product, any material adverse patent issues related to the Product, and Targeted's performance of its related responsibilities.

     7.3 If Targeted at any time believes that Biogen's efforts do not constitute Reasonable Commercial Efforts as required under Section 7.1, Targeted shall, prior to taking any other action hereunder with respect thereto, so notify Biogen, along with a detailed statement of the minimum efforts which, in Targeted's view, should be taken in order that such standard would be met. In such event, Biogen and Targeted shall meet over the ninety (90) days following such notice and statement from Targeted, to attempt to agree upon efforts to be pursued by Biogen or its Sublicensees and Distributors during the six months ensuing from the date of such agreed statement. Such efforts need not be entirely undertaken directly by Biogen, but may include the grant by Biogen of one or more sublicenses of its rights to exploit the Product, and/or the appointment by Biogen of one or more Distributors for such Product in such Major Market. If Targeted and Biogen are unable to agree upon such a statement of efforts within such 90-day period, they will promptly resolve their differences through a process of dispute resolution under Article 16. Once the level of effort is agreed upon or determined by arbitration, if Targeted believes that Biogen has materially failed to comply therewith and has failed to exert other efforts which would constitute Reasonable Commercial Efforts during the period, Targeted may, by notice to Biogen given within sixty (60) days following the end of the period covered thereby, declare by notice to Biogen that Biogen has failed to exert Reasonable Commercial Efforts. If Biogen disagrees with such determination, the parties shall resort to the dispute resolution mechanism set forth in Article 16.

     7.4

     (i) If it is determined pursuant to Section 7.3 that Biogen has failed to comply with its obligations described in Section 7.1(i), or if a Development Project is terminated by Biogen pursuant to Section 12.2 or pursuant to Section 12.3 due to a material breach by Biogen or pursuant to Section 12.4 as a result of a Biogen bankruptcy or insolvency, Targeted may elect to require that Biogen, [*].

[* Confidential Treatment Requested

     (ii) If it is determined pursuant to Section 7.3 that Biogen has failed to comply in any Major Market with its obligations described in Section 7.1(ii) with respect to an Approved Product, then, in any such case, Targeted may, at its option, elect to [*].

     7.5 Biogen shall pay Targeted Sales Royalties in the following circumstances, on:

     (i) Net Sales of all Ad Interferon-beta Products and any Modified Products based thereon;

     (ii) Net Sales of any other Product described in Section 1.65(i) which is, or the Manufactured Vectors for which are, manufactured by or for Biogen pursuant to the Manufacturing License; and

     (iii) Net Sales of any Targeted Adjunct Therapy that is licensed to Biogen hereunder for use with Ad Interferon-beta Products, with a Product containing Supplied Vectors, or with a Product described in clause
           (ii) of this section.

     7.6 The Sales Royalty rates applicable to any Product on which Sales Royalties are to be paid under Section 7.5 whose manufacture, use, sale or import would, without the license or sublicense to be granted under Section 8.4 or under Article 10, infringe one or more Valid Claims of the Targeted Patents or Joint Patents (treating, for this purpose, all Joint Patents as if owned entirely by Targeted, and all then-pending patent applications (other than applications covering only Targeted Technology developed entirely after the Execution Date) as having been issued as patents):

     (i) shall, subject to Section 7.8, be equal to the rates determined under the table set forth in subclause (B) of Section 7.6(ii) below with respect to Net Sales of Ad Interferon-beta Product (or any Modified Product based thereon);

     (ii) with respect to Net Sales of other Products for which a royalty is owed under Section 7.5(ii), shall, subject to Section 7.8, be equal to the greater of:

           (A) [*]; or

[*] Confidential Treatment Requested

          (B) Royalties determined under the following table:

              -----------------------------------------------------------------------------
               For the portion of Net Sales in a                 The Sales Royalty rate for
               ---------------------------------                 --------------------------
                        calendar year:                            such Net Sales will be:
                        --------------                            -----------------------
              -----------------------------------------------------------------------------
              -----------------------------------------------------------------------------
              Less than $[*]                                              [*]%
              -----------------------------------------------------------------------------

              -----------------------------------------------------------------------------
              Equal to or greater than $[*]                               [*]%
              -----------------------------------------------------------------------------

              For purposes of determining whether the Net Sales of such a Product have exceeded $[*] in any calendar year under this subclause (B) of Section 7.6(ii), the Net Sales of such Product shall be aggregated with:

              (1) the Net Sales of any Modified Product based thereon that is also among the Products referred to in Section 7.5; and

              (2) any Net Sales of such Product and any Modified Product based thereon during such year, which Net Sales are not referred to in Section 7.5 (e.g., where the Product contains Supplied Vectors manufactured and supplied by Targeted or its Contractors under Article 9 for which a Transfer Price is paid);

    (iii) with respect to Net Sales of any Targeted Adjunct Therapy [*] shall be equal to; or

    (iv) with respect to Net Sales of Targeted Adjunct Therapies that are not covered by clause (iii) above, shall be equal to [*] promptly upon inclusion of the particular Targeted Adjunct Therapy in the applicable Project Plan and Budget.

[*] Confidential Treatment Requested

     7.7 The Sales Royalty rates applicable to any Product on which Sales Royalties are to be paid under Section 7.5 whose manufacture, use, sale or import would not infringe one or more Valid Claims of the Targeted Patents or Joint Patents (treating, for this purpose, all Joint Patents as if owned entirely by Targeted and all then-pending patent applications (other than applications covering only Targeted Technology developed entirely after the Execution Date) as having been issued as patents), even without the license or sublicense to be granted under Section 8.4 or Article 10:

     (i) with respect to Net Sales of Targeted Adjunct Therapies [*] shall be equal to [*];

     (ii) with respect to Net Sales of Targeted Adjunct Therapies [*] shall be equal to [*];

     (iii) otherwise shall, subject to Section 7.8, be equal to the greater of:

           (A) [*] percent ([*]%) of the royalty rates stated in the table in subclause (B) of Section 7.6(ii), or

           (B) the aggregate of any and all royalties payable by Targeted or Genovo either:

               (1)  [*], or

               (2) [*] (but not, under this clause (B), over [*] percent ([*]%) of the Net Sales of any such Product, and provided that Biogen has, in the Project Plan and Budget or otherwise, [*]),

               with respect to any such Products, plus [*] percent ([*]%) of the Net Sales of any such Product.

If some of the Net Sales of a Product would be covered by this Section 7.7 and other Net Sales of that Product would be covered by Section 7.6, all such Net Sales shall be aggregated for purposes of determining whether the total Net Sales of such Product have exceeded $[*] in any calendar year.

[*] Confidential Treatment Requested

     7.8 Notwithstanding the foregoing, if it is necessary for Biogen or any of its Affiliates or Sublicensees to make payments to Third Parties, other than with respect to Genes or adjunct technologies, in order to make, have made, use, sell or import Products, then the Sales Royalties payments due to Targeted from Biogen pursuant to Section 7.6 shall be reduced by [*] percent ([*]%) of the amount of such payments paid to such Third Parties; provided, however, that in no event shall any such royalty payments due to Targeted from Biogen pursuant to
Section 7.6 (where Section 7.7 is not applicable) be thereby reduced by more than [*] percent ([*]%) in any reporting period, or (where Section 7.7 is applicable) be reduced to be less than the Royalty rates determined under
Section 7.7, without regard to this Section 7.8.

     7.9 If, in the circumstances described in Section 7.5, Biogen grants a sublicense under the license granted to it pursuant to Section 8.4 or under the Manufacturing License to a Sublicensee to make, use or sell the Product, such sublicenses shall require the Sublicensee to account for and report its Net Sales of the Product on the same basis as if such sales were Net Sales of the Product by Biogen, and Biogen shall pay royalties on such sales of such Product as if the Net Sales of the Sublicensees were Net Sales of Biogen.

     Article 8. Ownership and Licenses.

     8.1 Except as otherwise explicitly licensed or transferred as provided herein, each of Targeted and Biogen will, as between it and the other, retain ownership of any and all inventions, copyrights, trade secrets, patent rights and other technology and rights to the extent made solely by its personnel or Contractors, and such parties will jointly own any and all Joint Technology and Joint Patents. Inventorship for these purposes will be determined under the prevailing U.S. rules and interpretations. No party makes any grant of rights by implication.

     8.2 Except as otherwise provided herein, each party shall be responsible, as it shall determine, for the filing and prosecution of any and all patent applications with respect, in whole or in part, to its own intellectual property and for the maintenance of any available patent protection with respect thereto. Notwithstanding the foregoing, Targeted agrees to consult with Biogen and to keep Biogen informed of Targeted's decisions regarding the scope and content of Targeted Patents, or applications therefor, that are developed by Targeted directly in the course of a Development Project and Targeted shall provide Biogen with the opportunity to review and provide input with respect thereto. Targeted shall keep Biogen advised as to all material developments with respect to such applications for such Targeted Patents and shall promptly supply Biogen with copies of all applications and papers received and filed in connection with the prosecution thereof in sufficient time in advance of filing for Biogen to comment thereon, and shall consider in good faith Biogen's comments. Subject to Committee Action to the contrary, Joint Technology and Joint Patents and any such patent application and foreign counterparts with respect thereto, shall be prepared, filed and prosecuted jointly in the names of Biogen and Targeted by counsel who shall be mutually acceptable to both Biogen and Targeted and who shall represent all parties. Biogen and Targeted shall cooperate with each other to assure that such applications for Joint Patents will cover, to the best of their knowledge, all items of commercial interest and importance to all parties, including selection of designated countries or regions for foreign filing. Biogen and

[*] Confidential Treatment Requested

Targeted shall both be responsible for making decisions regarding scope and content of such jointly owned applications to be filed and prosecution thereof, and each of them shall be obligated to provide the other with opportunity to review and provide input with respect thereto. Each party shall keep the other advised as to all material developments with respect to such applications for Joint Patents and shall promptly supply to each other copies of all papers received and filed in connection with the prosecution thereof in sufficient time in advance of filing for the other party to comment thereon, and shall consider in good faith the other party's comments. The parties agree to cooperate fully with each other and provide to each other all information and data and sign any documents reasonably necessary and requested for the purpose of preparing, filing and prosecuting patent applications covering Joint Technology. No party commits that any patent protection will be available or continuous hereunder. Each party shall be responsible for its own costs relating to the filing and prosecuting of patent applications and maintenance of any available patent protection with respect to its own intellectual property. Any such costs relating to Joint Technology shall be shared equally by Biogen and Targeted, provided in the event that if either Biogen or Targeted elects not to financially support a patent or application that is part of the Joint Patents, the other such party may file, prosecute and/or maintain such patent or patent application at its own expense, and the other such party shall have no further right or interest in or under such patent or patent application, or any patent that may issue therefrom under this Agreement; provided, however, that where Biogen so elects not to financially support such patent or application, the same shall be deemed to be a Targeted Patent, irrespective of any participation by Biogen personnel in the making of the inventions disclosed therein, and Biogen will execute and deliver any and all conveyances, transfers and assignments of its rights therein as are reasonably requested by Targeted, subject to Biogen's rights thereto as set forth in Articles 8 and 10 hereof for Targeted Patents other than those referred to in Section 1.91(v), except that Targeted will not be required to consult with Biogen or to keep Biogen informed of Targeted's decisions regarding the scope and content of such patent or patent application, nor to provide copies or keep Biogen advised as to developments with respect to any such application. Patent costs and expenses of the parties will not be considered part of any Project Plan and Budget, but will be paid separately and not from the Project Funding.

     8.3

     (i) Biogen hereby grants to Targeted a nonexclusive, worldwide license, with right to sublicense to Contractors permitted under this Agreement, to use and to exercise the Biogen Technology and the Biogen Patents solely as necessary for performance of Targeted's Development Tasks during and in the course of any approved Development Project. Any sublicense granted under this Section with respect to a Product shall be subject to any limitations applicable to Biogen's intellectual property rights with respect thereto.

          It is expressly understood by the parties hereto that Biogen is conveying the Beta Interferon Gene to Targeted to be used in the Ad Interferon-beta Project by way of bailment and not by way of license. Targeted shall be permitted to possess and use the Beta Interferon Gene solely in connection with its obligations to perform the Ad Interferon-beta Project and/or the AAV Interferon-beta Product Development Project, if any, approved hereunder, but Targeted cannot modify the Beta Interferon Gene without the express written approval of Biogen. It is expressly acknowledged and agreed by Targeted that at all times title and ownership of the Beta-Interferon Gene shall remain in Biogen and that Targeted shall have no right or license to utilize the Beta Interferon Gene nor to transfer the same to any Third Party. At Biogen's sole election, Biogen may terminate the bailment and Targeted shall be obligated to promptly return any and all quantities of the Beta Interferon Gene in its possession. The terms of this section shall pertain mutatis mutandis to any additional genes transferred to Targeted pursuant to a Development Project implemented pursuant to this Agreement.

     (ii) Targeted hereby grants to Biogen a nonexclusive, worldwide license, with right to sublicense to Contractors permitted under this Agreement, to use and to exercise the Targeted Technology (other than the Applied Targeted Technology, as designated in the applicable Project Plan and Budget) and under any Targeted Patents (other than the Exhausted Targeted Patents and the Exempted Targeted Patents, as designated in the applicable Project Plan and Budget) which would, but for this license grant, be infringed by Biogen's performance of its Development Tasks solely as necessary for performance of Biogen's Development Tasks during and in the course of any approved Development Project.

     8.4

     (i) In addition to the other rights granted under this Agreement, Targeted hereby grants to Biogen an option to acquire a license (which option and license shall be as described in Section 8.4(ii) and shall be exclusive to the extent there described), with the right to grant sublicenses, as set forth in Sections 8.5 and 8.6, to Targeted Technology (that is not otherwise designated as Applied Targeted Technology in the applicable Project Plan and Budget, subject to any corrections described in Section 1.71) and under any and all Targeted Patents (that are not designated as Exhausted Targeted Patents or as Exempted Targeted Patents in the applicable Project Plan and Budget, subject to any corrections described in Section 1.71). The option to acquire a license as set forth in this Section 8.4(i) as it relates to Targeted Patents shall apply to those Targeted Patents, now or hereafter Controlled by Targeted during the term of this Agreement, for which a Valid Claim would, but for such a license, and despite 35 USC (S)271(e) and the supply of the Supplied Vectors by Targeted to

           Biogen, if applicable, be infringed by the development, manufacture, importation, exportation, use, offer to sell or sale of Products by Biogen, Biogen's Affiliates or Sublicensees, Distributors or customers. The exclusive nature of the option (to the extent provided in Section 8.4(ii)) shall commence with respect to each Product upon acceptance of the related Proposal by Targeted under Section 3.3(ii), but the option under this Section 8.4 will terminate if either party declares pursuant to Section 3.3(iii) that no Additional Development Project will be initiated for such Product or if the applicable Additional Development Project is terminated pursuant to Article 12. Otherwise, the option granted under this Section 8.4, to the extent not exercised, shall continue in effect until termination by Biogen of its development and commercialization efforts with respect to such Product. Biogen may exercise such option as to any such Targeted Technology or Targeted Patents at any time by written notification to the Joint Steering Committee. Upon receipt of notification from Biogen, the Joint Steering Committee shall identify the patents and patent applications constituting the Targeted Patents and Targeted Technology under which Biogen is to be licensed under this subsection for the applicable Product. The option hereunder shall continue in effect for any Targeted Technology and Targeted Patents not so identified.

     (ii) The following shall be applicable with respect to Targeted Technology and any Targeted Patents, as to which Biogen exercises its option to acquire a license under Section 8.4(i):

           Targeted shall, subject to Sections 8.5 and 8.6, be deemed to have granted to Biogen a license during the applicable Product-Specific Term, with the right to sublicense, to such Targeted Technology and under such Targeted Patents to research, develop, manufacture, have manufactured, use, import, export, offer to sell or sell Products in the Territory other than in the applicable Product-Specific Excluded Fields; provided, however, that with respect to Products using AAV Vectors, Biogen will have no right or license to manufacture any Supplied Vector or Manufactured Vector to be incorporated into such Product unless and until it obtains a Manufacturing License under
           Article 10 to do so. Subject to any rights retained by Targeted Licensors, such license under this Section 8.4, and Biogen's option under this Section 8.4 to obtain any such license, shall be exclusive with respect to a Product described in Section 1.65(i) in a nation during the Exclusivity Period applicable to such nation for such Product, shall be as otherwise licensed with respect to a Product described in Section 1.65(ii), and shall otherwise be nonexclusive.

     (iii) Without limiting the rights set forth elsewhere in this Agreement, the following shall be applicable to the Ad Interferon-beta Product:

          Targeted hereby grants to Biogen an exclusive, worldwide license under the Ad Interferon-beta Product Targeted Patents and the Ad Interferon-beta Product Technology to develop, research, make, have made, use, have used, sell, offer for sale, import and have sold the Ad Interferon-beta Product in the Cancer Field and the Beta Interferon Field.

     (iv) Following the end of the Product-Specific Term applicable to a license granted under this Section 8.4, such license shall survive, on a perpetual, royalty-free, transferable, sublicenseable, and non-exclusive basis.

     8.5 All sublicenses to be granted by Targeted to Biogen under Section 8.4 (and any sublicenses thereof by Biogen) shall, with respect to those aspects of the Targeted Technology and the Targeted Patents that have been licensed to Targeted by the Targeted Licensors, be subject to and governed by any applicable Targeted Licensor Provisions.

     8.6

     (i) Subject to any applicable Targeted Licensor Provisions, Biogen shall have the right to grant sublicenses under any licenses granted to it under Section 8.4, without the prior written consent of Targeted unless:

          (A) such sublicense is granted (with or without contingencies) prior to the completion of Phase II trials for the applicable Product or Modified Product based thereon; and

          (B)  such Sublicensee is a Targeted Competitor,

          in which cases such sublicense shall require the consent of Targeted, which consent shall not be unreasonably withheld or delayed.

     (ii) Any such sublicense:

          (A) shall provide that it is subject to and shall be governed by this Agreement and that the Sublicensee shall conform to all of Biogen's obligations under Sections 8.5, 8.6, 8.8, 8.9, and 10.7, and Articles 7, 11, 13, 14, 15, and 17 hereof; and

          (B) shall be disclosed to Targeted in its entirety, subject to Targeted's obligations under Article 14 to the extent applicable thereto.

     8.7 In recognition of the parties' cooperative efforts with respect to the Joint Technology, but without the express or implied grant of any license to any underlying or enabling rights or technology (except as otherwise provided herein), it is agreed that each party and its Affiliates shall have the nonexclusive, worldwide right and license, with right to sublicense, under the Joint Technology and Joint Patents (subject, as to issued Joint Patents, to Section 8.2, if a party elects not to bear its share of the expenses of the prosecution or maintenance thereof), to research, develop, make, have made, use, sell, offer for sale, and import any products or services, subject to the parties' agreements under Sections 3.8, 3.9, and 3.10 and subject to any exclusive rights granted to Biogen under Section 8.4 or under the Manufacturing License, if invoked, with respect to Products. The non-exclusive license granted under this Section 8.7 will be royalty-free except as is otherwise provided herein. Each party will promptly notify the other of all Joint Technology and provide such other party with access to all of the same.

     8.8 Biogen agrees to mark with notices of patent, and to have so marked by its Affiliates and Sublicensees, every marketed Product, in accordance with the laws of the United States or other applicable nations relating to the marking of patented articles.

     8.9 Biogen shall be free to market Products under trademarks Controlled by Biogen and Targeted shall have no right to use such trademarks for any purpose whatsoever. To the extent Biogen is required by law to use a Targeted Trademark or to the extent the parties agree that Biogen can use one of Targeted Trademarks, Biogen agrees to the following terms and conditions with respect to such use:

     (i) Biogen acknowledges that all Targeted Trademarks and all rights therein or registrations thereof, worldwide, shall belong exclusively to Targeted, subject to the license granted to Biogen to use the Targeted trademark with respect to Product. Biogen shall make no use of any of the Targeted Trademarks except to identify and promote the Approved Product as contemplated hereunder for sale in the Territory. Biogen shall not continue using the Targeted Trademarks after termination or expiration of this Agreement;

     (ii) Biogen shall cooperate with Targeted to protect the interest of Targeted in the Targeted Trademarks, and shall neither attempt to register nor authorize others to register any Targeted Trademarks without the prior written consent of Targeted in each instance, which consent shall not be unreasonably withheld. Biogen shall promptly inform Targeted of any actual or apparent infringement of any Targeted Trademarks which may come to Biogen's attention during the term hereof;

     (iii) Biogen shall use all appropriate notices of trademark status of the Targeted Trademarks, including the "(TM)" designation (or the "(R)" symbol for registered marks), in all labeling and promotional materials and shall otherwise conform with all policies and notices of Targeted's rights in the marks and for the protection of the Targeted Trademarks, including the inclusion of an appropriate footnote acknowledging the use of the Targeted Trademarks under license. Biogen will impose a spatial separation between any Targeted Trademarks and any other names or marks of Biogen or any others, and will not otherwise use any of Targeted's names, marks or symbols in any manner that could, whether immediately or over time, create any substantial association between them and the business of Biogen other than with Product; and

     (iv) Samples of the Approved Product and any advertising, promotional materials or packaging related thereto that bear the Targeted Trademarks shall be provided by Biogen to Targeted at least thirty days prior to the first use or sale thereof, and at other times upon the request of Targeted. Biogen shall not put any of such items into initial use without first obtaining the written approval of Targeted, which approval shall not be unreasonably withheld or delayed. If a Targeted Trademark is being used in connection with Approved Product, Targeted shall at all times have the right to check the quality of the Approved Product manufactured or offered by Biogen, from time to time during the term of this Agreement. If at any time or times Targeted thinks that the quality of the Approved Product manufactured or offered by Biogen, or the packaging or promotional materials therefor, is not suitable for using the Targeted Trademarks or any of them, Targeted, at its option, shall have the right to suspend or prohibit the use of such Targeted Trademarks, provided that Targeted has given Biogen a written notice thereof and a period of one hundred twenty
          (120) days to bring them up to Targeted's standards.

     Article 9. Manufacturing and Supply of Vectors.

     9.1 This Article 9 shall apply only to Supplied Vectors that are AAV Vectors; the manufacture and supply of Ad Vectors shall be governed by the terms of the Project Plan and Budget applicable to the particular Product.

     9.2 Subject to the restrictions stated in Section 9.9, Article 10 and elsewhere herein, during the applicable Product-Specific Term, Targeted and/or its Contractors shall manufacture, and Targeted shall, in the form of Research Vectors, Clinical Vectors and Commercial Vectors, provide to Biogen, all of Biogen's, Biogen's Affiliates', Sublicensees' and Distributors' requirements for AAV Vectors formulated with any of the Product Genes, and Biogen shall obtain all of such requirements from Targeted, in accordance with this Article 9. All Supplied Vectors will conform to the applicable Specifications, will be manufactured in accordance with cGMP, and will be shipped in bulk form, FOB Targeted's manufacturing facility. Biogen shall bear all transportation, insurance, taxes, duties, and other costs and risks of loss, spoilage and damage associated with the shipping and delivery of Supplied Vectors to Biogen or its Affiliates or Sublicensees.

     9.3 Targeted will supply Research Vectors to Biogen for use in each approved Development Project, on the schedule and in such quantities and of such type as set forth in the applicable Project Plan and Budget. Targeted's fully burdened costs and expenses (calculated in accordance with Section 5.3) related to the supply of Research Vectors to

Biogen or used by Targeted or its Contractors in a Development Project will be included in the Project Plan and Budget and will be paid by Biogen in accordance with Article 5.

     9.4 Targeted will supply Clinical Vectors to be used by Targeted or its Contractors in the course of Certification and Testing Activities to be conducted by or for Targeted under Section 4.3, pursuant to a Project Plan and Budget. [*] will be included in the Project Plan and Budget and will be paid by Biogen in accordance with Article 5.

     9.5 Targeted will supply to Biogen all of Biogen's requirements for Clinical Vectors for use in the course of Certification and Testing Activities to be conducted by Biogen under Article 4, pursuant to a Project Plan and Budget. Such Clinical Vectors will be supplied at a price equal to [*], plus any shipping and insurance costs incurred in shipping such Clinical Vectors pursuant to Biogen's instructions.

     9.6 Specific procedures, standards, quantities and schedules for delivery of Research Vectors and Clinical Vectors will be determined under each applicable Project Plan and Budget. Targeted shall notify Biogen orally as soon as reasonably possible, but in any event within two (2) business days of the occurrence of any manufacturing deviation known to Targeted in the manufacture of such Supplied Vectors (excluding for purposes hereof Research Vectors) that could reasonably be expected to impact safety, identity, quality or purity of Product. Subject to the protections and limitations stated in Sections 9.10(i) and 9.10(ii), Targeted shall provide Biogen with test results, certificates of analysis, batch records (including completed deviation reports for all deviations, including deviations from master batch records and standard operating procedures, which, with respect to Clinical Vectors for use in Phase III trials will be provided within three business days of occurrence) and other production information and records as Biogen shall from time to time reasonably request in connection with its quality assurance/quality control operation, within thirty (30) days of completing manufacturing and testing operations with respect to each batch of Supplied Vectors.

     9.7 Prior to the commencement of Phase III clinical trials or an equivalent pivotal study with respect to a Product, Biogen and Targeted shall negotiate and enter into a commercially reasonable Commercial Supply Agreement containing the applicable terms contained in this Agreement (including as to Transfer Price and as to warranties and remedy limitations and as to the applicable provisions of Article 10) and such other terms as the parties may mutually agree as to the specific procedures, standards and schedules for forecasting, ordering, and delivery lead times for Commercial Vectors; as to Specifications; as to quality control testing and record keeping and reporting; as to facilities access, contingency plans, auditing, recalls, indemnification and minimum yield; and as to other details of the manufacture and supply by Targeted of Commercial Vectors.

[*] Confidential Treatment Requested

     9.8 Except as provided in Article 10, Targeted will sell to Biogen, and Biogen shall purchase from Targeted, all of Biogen's requirements for Commercial Vectors (AAV Vectors only) for use in the Approved Products. Such Commercial Vectors supplied by Targeted will be sold at a price equal to the applicable Transfer Price computed and payable in accordance with Section 11.2, plus any shipping and insurance costs incurred in shipping such Commercial Vectors pursuant to Biogen's instructions.

     9.9 No Supplied Vectors provided by Targeted to Biogen shall be supplied or sent by Biogen to any Third Party without the consent of Targeted, except that:

     (i) Biogen may transfer Research Vectors and Clinical Vectors to Contractors who are performing research or services in the course of a Development Project, for use in such research or services; provided that Biogen provides notice to Targeted of such transfer and, prior to such transfer, enters into a written agreement under which such Contractor agrees (A) not to further transfer the Supplied Vectors to any third party; (B) not to use the Supplied Vectors for any other purpose; and (C) to a confidentiality obligation substantially similar to the obligations of Article 14 hereof;

     (ii) Notwithstanding anything in this Agreement to the contrary, Biogen may, pursuant to a Project Plan and Budget, transfer to Third Parties Supplied Vectors incorporated into Candidate Products or Clinical Products; and

     (iii) Biogen may, consistent with its other agreements and obligations hereunder, package and sell Products that contain Commercial Vectors to Affiliates and Third Parties, including Sublicensees, Distributors and End Users, for use and sale in the Territory.

     9.10 Biogen shall have the right to conduct quality assurance inspections, audits and investigations of Targeted's facilities, equipment, record-keeping procedures and records relating to the manufacture of Research Vectors, Clinical Vectors and Commercial Vectors no more often than once a year (or more often if there are particular emergent quality assurance concerns) upon reasonable prior notice. In the event an issue related to cGMP compliance (if applicable) or that otherwise could reasonably be expected to impact safety, identity, quality or purity of Product is identified by Biogen in any inspection or audit, Targeted shall use Reasonable Commercial Efforts to address the issue to Biogen's reasonable satisfaction. Targeted shall provide prompt notice to Biogen of any inspections or investigations by the FDA or other regulatory authority directed toward Research Vectors, Clinical Vectors and Commercial Vectors or facilities used in the manufacture of Research Vectors, Clinical Vectors and Commercial Vectors, and shall provide Biogen with copies of all correspondence and reports related to such inspection or investigation as they become available. Biogen's rights hereunder shall extend to facilities, equipment, record-keeping procedures and records of Contractors used by Targeted with respect to the manufacture of Research Vectors, Clinical Vectors and Commercial Vectors and Targeted shall ensure that its agreements with such Contractors are consistent with this Agreement. Biogen shall have the right to have its personnel observe during the manufacture and testing of Clinical Vectors and Commercial Vectors.

[*]

     9.11 In the event Biogen desires to have Targeted implement commercially reasonable manufacturing or related quality control or quality assurance standards that are more stringent than those required by cGMP, Biogen and Targeted shall meet to discuss the costs of such implementation, and if Biogen then desires Targeted to proceed, Biogen shall pay Targeted on a current basis for the costs of expenditures necessary for such implementation.

     9.12 If Biogen considers any shipment of Research Vectors does not conform to the applicable Project Plan and Budget, or that any shipment of Clinical Vectors or Commercial Vectors not to conform to the applicable Specifications or has not been manufactured in accordance with cGMP, Biogen shall notify Targeted within ninety (90) days following delivery and provide Targeted with the relevant analysis. If Targeted does not agree that such Supplied Vectors do not so conform or have not been manufactured in accordance with cGMP (where applicable), it shall so notify Biogen within thirty (30) days following receipt of such notice and analysis from Biogen. In that event, the parties shall submit samples of the applicable production lot of the Supplied Vector to an independent testing laboratory or, as applicable, shall submit the relevant batch records to a Third Party consultant in each case approved for this purpose by each of Targeted and Biogen, which approval shall not be unreasonably withheld or delayed. The determination of such independent laboratory or Third Party consultant shall be binding on the parties hereto for purposes of this Section. Except as set forth in Section 13.4, TARGETED'S SOLE OBLIGATION AND BIOGEN'S EXCLUSIVE REMEDY FOR ANY SUCH NONCONFORMITY SHALL BE AS FOLLOWS:

     (i) Targeted shall at its own expense accept return of any shipment properly not accepted, or else reimburse Biogen for the cost of disposal or destruction;

[*] Confidential Treatment Requested

     (ii) Targeted shall use its Reasonable Commercial Efforts to replace the non-conforming shipment with conforming Supplied Vectors, within a reasonable period of time, or if applicable within a timeframe to be agreed upon by the parties in the Commercial Supply Agreement and at no additional cost to Biogen or, at Biogen's election, shall reimburse Biogen for amounts paid by Biogen with respect to such non-conforming shipment; and

     (iii) Article 10 shall apply if, in any circumstances set out in that Article, Targeted shall be unable to supply replacement conforming Supplied Vectors.

     Article 10.  Contractor Designations and Manufacturing License.

     10.1 If for any reason other than a failure of Biogen to fulfill its responsibilities under this Agreement, Targeted fails to supply Biogen in a timely fashion with Biogen's requirements for Clinical Vectors (for use in Phase III trials) and Commercial Vectors in accordance with Article 9 and Targeted fails to cure such failure (whether directly or through a Contractor) within ninety days after notice from Biogen specifying such failure, Biogen may, following such ninety-day period, notify Targeted that Biogen is invoking its rights described in Section 10.4 due to such failure.

     10.2 If the aggregate annual Net Sales of any Approved Product incorporating a Commercial Vector that is an AAV Vector exceed [*] dollars ($[*]) during any calendar year, and Biogen establishes to Targeted's reasonable satisfaction that such rate of sales is likely to continue or to increase over the course of at least the following [*] years, and Targeted does not commit, within ninety (90) days following the request of Biogen (if Targeted has not already done so), to build or to acquire a second manufacturing facility appropriate for the manufacture of such Commercial Vector (whether directly or by establishing a Targeted Contractor with such a facility) or in the event that Targeted commits but does exert Reasonable Commercial Efforts to build or acquire a second manufacturing facility, Biogen may, following such ninety-day period, notify Targeted that Biogen is invoking its rights described in Section
10.4 due to such failure.

     10.3 If, at any time following the date that a Product that incorporates an AAV Vector completes Phase II clinical trials in any nation:

     (i) Targeted or its Contractor does not maintain on a substantially continuous basis at least one manufacturing facility as a cGMP facility appropriate for the manufacture of Clinical Vectors (for use in Phase III trials) and Commercial Vectors for such Product, in the quantities forecasted for at least the succeeding four quarters, and Targeted does not cure such failure within ninety (90) days following the request of Biogen to do so, except in circumstances in which such failure is due to the unavailability of Targeted's or its Contractors' facilities for any reason beyond Targeted's reasonable control and Targeted establishes to Biogen's reasonable satisfaction that such facilities are likely to be restored to availability and producing such Clinical

[*] Confidential Treatment Requested

           Vectors or Commercial Vectors materially sooner than the invocation by Biogen of its rights described in Section 10.4 would be likely to lead to the production of such Clinical Vectors or Commercial Vectors for or by Biogen; or

     (ii) Targeted has received notices from Biogen or any Regulatory Authority that Targeted's manufacturing facility or processes for any Clinical Vectors (for use in Phase III trials) or Commercial Vectors are out of compliance with cGMP in ways that will need to be corrected, and Biogen establishes that Targeted is not exerting its Reasonable Commercial Efforts to make such corrections, and Targeted does not cure such failure to exert such Reasonable Commercial Efforts within sixty (60) days thereafter;

then Biogen may notify Targeted that Biogen is invoking its rights described in
Section 10.4 due to such failure, if it gives such notice within sixty (60) days following any instance of such a failure.

     10.4 If Biogen properly invokes its rights under this Section, pursuant to Sections 10.1, 10.2 or 10.3, at Biogen's election, to be exercised concurrently with its notice to Targeted of such invocation under any such Sections:

     (i) Biogen may require that Targeted have a Contractor mutually agreed upon by Biogen and Targeted (which agreement shall not be unreasonably withheld or delayed by either party unless the Designated Contractor is a Targeted Competitor) manufacture such Clinical Vectors and/or Commercial Vectors for Targeted, to be supplied by Targeted to Biogen under Article 9 hereof; or

     (ii)  Biogen may require that Targeted grant the license described in
           Section 10.6 (the "Manufacturing License") to Biogen with respect to such Clinical Vectors and Commercial Vectors.

     10.5 Biogen's rights under Section 10.4 shall be Biogen's sole and exclusive remedy for any failure by Targeted to supply any Clinical Vectors or Commercial Vector under this Agreement, or to do so in a timely fashion other than reimbursement for amounts paid with respect to such Supplied Vectors.

     10.6  The Manufacturing License, if properly invoked pursuant to this
Article 10, will, subject to any applicable Targeted Licensor Provisions, and subject to Biogen's Royalty obligations under Article 7, provide to Biogen:

     (i) a transferable, limited license or sublicense as the case may be under the Targeted Technology and the Targeted Patents to manufacture such Clinical Vectors and Commercial Vectors to the extent necessary to enable Biogen to manufacture quantities of the Clinical Vectors and Commercial Vectors that otherwise would have been supplied by Targeted to Biogen under this

           Agreement, solely for use and application by Biogen for the uses and applications in the Territory that would be permitted under this Agreement with respect to such Clinical Vectors and Commercial Vectors purchased from Targeted. Such Manufacturing License will be exclusive to Biogen with respect to such manufacture of the Clinical Vectors and Commercial Vectors involved in a nation during the Exclusivity Period applicable to such nation for the applicable Product, and shall otherwise be nonexclusive [*] and

     (ii) a license under Section 8.4, with right to grant sublicenses as permitted under Sections 8.5 and 8.6, under the Targeted Technology and the Targeted Patents to research, develop, manufacture, have manufactured, use, import, export, offer to sell or sell Products in the Territory.

Biogen shall have no right to sublicense any of its rights under clause (i) above without Targeted's prior written consent (which consent shall not be unreasonably withheld or delayed unless the Sublicensee is a Targeted Competitor). Any such sublicense shall be governed by the provisions of Section 8.6(ii).

     10.7 If for any reason other than a failure of Biogen to fulfill its responsibilities under this Agreement, Targeted fails to supply Biogen in a timely fashion with Biogen's requirements for Clinical Vectors for use in Phase I or Phase II trials and Targeted fails to cure such failure (whether directly or through a Contractor) within ninety days after notice from Biogen specifying such failure, Biogen may, following such ninety-day period, notify Targeted that Targeted must engage a Contractor mutually agreed upon by Biogen and Targeted (which agreement shall not be unreasonably withheld or delayed by either party, unless the Designated Contractor is a Targeted Competitor) to manufacture such Clinical Vectors for Targeted, to be supplied by Targeted to Biogen under
Article 9 hereof. Unless Targeted otherwise agrees at its option, no such engagement of a Designated Contractor under this Section 10.7 will apply to the manufacture or supply of any Supplied Vectors other than Clinical Vectors for use in Phase I or Phase II trials.

     10.8 If Biogen properly invokes the Contractor Designation or the Manufacturing License under this Article 10, Targeted agrees [*].

[*] Confidential Treatment Requested

The parties acknowledge that this is not a "turn-key" arrangement and Targeted will only be required to make reasonably available to such Designated Contractor or Biogen the best standard of such knowledge and information then available to Targeted and directly used in its manufacture of the Clinical Vectors or Commercial Vectors. If any professional licenses, facilities licenses or approvals, or other permits are required for any of the consulting to be provided by Targeted, Biogen will inform Targeted and Biogen will bear the costs of the same. Targeted will not be responsible for any failure of such Designated Contractor or Biogen to understand or implement any knowledge or information communicated by Targeted or for any information or materials supplied to Biogen by any person other than Targeted.

     Article 11.  Terms of Payment; Audits.

     11.1 Biogen shall provide to Targeted, within forty-five (45) days following the end of each calendar quarter, a written report of all Net Sales in such calendar quarter, including a calculation of the Royalties payable hereunder, if any. All Royalties hereunder shall be due quarterly at the date each such report is due to Targeted.

     11.2 The [*] and the Transfer Price for Supplied Vectors shall be computed for each type of Supplied Vector semi-annually as set forth herein, using methodology consistent from year to year and consistent with the allocation of costs otherwise used in the preparation of Targeted's audited financial statements. The following provisions shall also apply:

     (i) Where Targeted will acquire Supplied Vectors from Third Party contract manufacturers, and any such Third Party requires that Targeted pre-pay all or a portion of the price of such Supplied Vectors to be charged by the Third Party, that Targeted make payment upon delivery, and/or that Targeted otherwise make payments to or for the Third Party prior to the time when payment would otherwise become due hereunder from Biogen for such Supplied Vectors, Biogen shall, as reasonably requested by Targeted in such situations, pre-pay to Targeted all or a portion of the price for such Supplied Vectors as otherwise determined under this Agreement, in order to facilitate the institution or maintenance of such arrangements with such Third Party contract manufacturers. All such pre-payments by Biogen shall be credited to

[*] Confidential Treatment Requested
           subsequent payments of the price for the applicable Supplied Vectors as they otherwise become due hereunder; provided, however, that where any such payments made by Targeted to the Third Party are to be amortized over a series of deliveries or over time, similar arrangements will be made hereunder as to the timing of such credits to Biogen.

     (ii) Subject to clause (i) above and Section 9.12, Targeted shall invoice Biogen for Clinical Vectors and Commercial Vectors upon shipment. Invoices shall be due and payable within thirty (30) days after the mailing date.

     (iii) The parties recognize that Targeted's actual [*] and Targeted's actual Transfer Prices may not be subject to precise calculation in advance. Therefore, they agree that Targeted shall invoice Biogen, and Biogen shall pay, for the Clinical Vectors and Commercial Vectors at the Proforma Price applicable at the time of invoice for such Supplied Vectors, plus any shipping and insurance costs incurred in shipping such Supplied Vectors pursuant to Biogen's instructions. As used herein:

           (A) the "Proforma Price" for Clinical Vectors shall be equal to a proforma estimate of [*] as shall be agreed to by the parties prior to the commencement of the supply of such Clinical Vectors under Article 9 and again within thirty (30) days prior to each June 30th and December 31st, with respect to the periods starting on the following July 1 and January 1, respectively;

           (B) the "Proforma Price" for Commercial Vectors shall be equal to a proforma estimate of the applicable per-unit Transfer Price for such Commercial Vectors as shall be agreed to by the parties prior to the commencement of the supply of such Commercial Vectors under Article 9, and again within thirty (30) days prior to each June 30/th/ and December 31/st/, with respect to the periods starting on the following July 1 and January 1, respectively, it being agreed that neither party shall unreasonably withhold or delay its agreement to any such estimate reasonably proposed by the other party.

     (iv) Within sixty (60) days after each June 30/th/ and December 31/st/, Targeted will prepare and deliver to Biogen a schedule which shows the actual Fully Burdened Manufacturing Cost for each Clinical Vector, the quantity of each such vector provided to Biogen for the prior six-month period ending on June 30/th/ or December 31/st/, as well as the difference, if any, between the total invoice price paid by Biogen as Proforma Prices during such period and the actual [*] for such quantity. Similarly, within sixty (60) days after each June 30/th/ and December 31/st/,

[*] Confidential Treatment Requested

           Targeted will prepare and deliver to Biogen a schedule which shows the actual Transfer Price for all Commercial Vectors, the quantity of each such vector provided to Biogen for the prior six-month period ending on June 30/th/ or December 31/st/, as well as the difference, if any, between the total invoice price paid by Biogen as Proforma Prices during such period and the actual Transfer Price for such quantity. If any such schedule shows that a refund is due to Biogen for the prior period, then the schedule shall be accompanied by such refund; if such schedule shows that an additional payment is owed to Targeted hereunder, then Biogen shall pay such additional amount within sixty (60) days following receipt of the schedule.

     11.3 Biogen shall keep and shall cause its Affiliates and its and their Sublicensees to keep complete, true and accurate records for the purpose of showing the derivation of all Sales Royalties, Net Sales, milestone payments and Transfer Prices payable to Targeted under this Agreement. All such records shall be retained for a period of at least three years following the end of the calendar year to which they relate. Upon the written request of Targeted, Biogen shall permit, and shall cause its Affiliates, Sublicensees to permit, an independent public accounting firm selected by Targeted and acceptable to Biogen, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of Biogen or such Affiliate or Sublicensee, respectively, as may be reasonably necessary to verify the accuracy of Biogen's reports of such of all Sales Royalties and milestone payments, but such access need not be provided more frequently than once per year, nor more than one time with respect to any particular period under review, nor after the expiration of three years after the end of the period to which the records relate. Any such audit shall be at the expense of Targeted, unless the audit reveals that, with respect to the period under audit, less than 95% of any of the Sales Royalties, the sales-based value component of any Transfer Prices, or milestone payments due to Targeted hereunder have been paid, in which event Biogen shall pay or reimburse Targeted for the reasonable expenses of such audit, in addition to Targeted's other remedies for such underpayment. Targeted agrees that unless covered by one or more exceptions described in Sections 14.1(i) - 14.1(vi), all information subject to review under this Section 11.3 is confidential and that it shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article 14 hereof, provided that the accounting firm may disclose such information to Targeted for the purpose contemplated by this Section.

     11.4 Targeted shall keep and shall cause its Affiliates and its and their Sublicensees to keep complete, true and accurate records for the purpose of showing the calculation of Targeted's Actual Development Costs and Targeted's Fully Burdened Manufacturing Costs and Transfer Prices under this Agreement. All such records shall be retained for a period of at least three years following the end of the calendar year to which they relate. Upon the written request of Biogen, Targeted shall permit an independent public accounting firm selected by Biogen and acceptable to Targeted, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of Targeted as may be reasonably necessary to verify the accuracy of such calculations, but such access need not be provided more frequently than once per year, nor more than one time with respect to any particular period under review, nor after the expiration of three years after the end of the period to which the records relate. Any such audit shall be at the expense of Biogen, unless the audit reveals that, with respect to the period under audit, adjustments in favor of Biogen for the period are five percent (5%) or more of the aggregate amount paid or payable by Biogen to Targeted, in which event Targeted shall pay or reimburse Biogen for the reasonable expenses of such audit, in addition to Biogen's other remedies for such overpayment. Biogen agrees that unless covered by one or more exceptions described in Sections 14.1(i) - 14.1(vi), all information subject to review under this Section 11.4 is confidential and that it shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article 14 hereof, provided that the accounting firm may disclose such information to Biogen for the purpose contemplated by this Section.

     11.5 All monies due to Targeted hereunder shall be paid in United States Dollars to Targeted in Seattle, WA, USA. The rate of exchange to be used shall be the average commercial rate of exchange applicable at the end of the quarter as to which the payment is made for the conversion of local currency to United States Dollars as published by The Wall Street Journal (or if it ceases to be published, a comparable publication to be agreed upon by the parties) or, for those countries for which such average exchange rate is not published by The Wall Street Journal, the exchange rate fixed on the fifth day prior to the date of payment as promulgated by the appropriate United States governmental agency as mutually agreed upon by the parties.

     11.6 All amounts payable under this Agreement will bear interest at the rate of 1 1/2% per month or the maximum legal rate, whichever is less, from the date due through the date of payment. Targeted reserves the right to alter the payment procedures set forth in this Agreement if Biogen has previously failed to conform to the payment provisions hereof or if and for so long as Targeted is reasonably concerned about Biogen's financial condition. Such alterations in payment terms may include either a requirement of an irrevocable, confirmed letter of credit or a requirement of cash prior to delivery.

     Article 12.  Term and Termination; Survival.

     12.1 The term of this Agreement shall begin on the Execution Date and, subject to Article 2, Sections 12.3, 12.4 and 12.5, shall, unless earlier terminated as provided herein, continue until the last to occur of: (i) the end of the Option Period (or in the event Biogen has as of the end of the Option Period submitted a Proposal which has not yet been rejected, the date such Proposal is either rejected or the date specified in subsection (ii)); (ii) the termination or completion, as certified by Committee Action, of the last Development Project to remain in effect hereunder; or (iii) the end of the last Product-Specific Term to expire or be terminated.

     12.2 An Additional Development Project may be terminated following the first anniversary of the initiation thereof under Section 3.3(ii) and before completion thereof, if it is determined by Biogen that due to unfavorable or inconclusive results to that time, no further efforts are likely to lead to the successful development of the relevant Product. An Additional Development Project may be terminated by Biogen prior to such first anniversary if substantial technical impediments or blocking third party patent rights are newly discovered following the initiation of such Additional Development Project, which have a material adverse affect on such Additional Development Project. The Ad Interferon-beta Project may be terminated by Biogen at any time at Biogen's discretion. The Product-Specific Term for the applicable Product shall terminate when any Development Project is terminated under this section.

     12.3 If either party materially breaches any of the terms, conditions or agreements contained in this Agreement to be kept, observed or performed by it, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the party who committed the breach:

     (i) in the case of breach of obligations other than the payment of money, 90 days' notice in writing, unless the notified party within such 90-day period shall have cured the breach, and

     (ii) in the case of breach of an obligation for the payment of money, 30 days' notice in writing, unless the notified party within such 30-day period shall have cured the breach, including any required payment of interest on previously unpaid amounts as set forth herein; provided, however, that if there is a good faith dispute as to the amount purported to be due and payable, such 30-day period will not start to run until such dispute has been resolved, provided that, within thirty (30) days after such notice of breach both of the following shall have occurred:

           (A)  either of the parties has initiated the escalation procedures of
                Article 16 in order to resolve such dispute, and

           (B)  the payor shall pay any amount not in dispute.

If the defaulting party is Biogen, a termination under this section, without prejudice to other remedies available to Targeted, shall remove all nations from the Territory.

     12.4

     (i) This Agreement will automatically terminate if Biogen files for protection under federal or state bankruptcy laws, becomes insolvent, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has such petition filed against it. A termination under this subsection shall remove all nations from the Territory.

     (ii) This Agreement will automatically terminate if Targeted files for protection under federal or state bankruptcy laws, becomes insolvent, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has such petition filed against it.

     12.5 Biogen may, upon written notice to Targeted, terminate the Option Period at any time following the first anniversary of the Execution Date, provided, however, Biogen's obligations to pay the Minimum Annual Project Funding under Section 5.4 shall continue.

     12.6 In the event that this Agreement expires pursuant to Section 12.1, Biogen's obligations regarding payment of Project Funding, Royalties, milestone fees, and the price of Supplied Vectors, if any, accrued as of the date of expiration or that would thereafter come due under Sections 5.1 or 5.4, and the provisions of Sections 7.4, 8.1, 8.4(iv), 8.7, 11.3 - 11.6 and of Articles 13, 14, 16 and 17 shall survive such expiration. In the event this Agreement is terminated (i) pursuant to Section 12.3 due to a material breach by Biogen or
(ii) pursuant to Section 12.4 as a result of a Biogen bankruptcy or insolvency, Biogen's obligations regarding payment of Project Funding under Article 5, Royalties, milestone fees, and the price of Supplied Vectors, if any, accrued as of the date of termination or that would thereafter come due under Sections 5.1 or 5.4, and Targeted's rights under Section 8.7, and the provisions of Sections 7.4, 8.1, 11.3 - 11.6 and of Articles 13, 14, 16 and 17, shall survive any such termination of this Agreement, and all other payment obligations and all other terms of this Agreement, including the licenses and rights to obtain licenses under Articles 8 or 10 and the supply agreements under Article 9, shall terminate. In the event that this Agreement is terminated (i) pursuant to
Section 12.3 due to a material breach by Targeted or (ii) pursuant to Section
12.4 as a result of a Targeted bankruptcy or insolvency, Biogen's obligations regarding payment of Project Funding, if any, shall terminate, and the provisions of Articles 6 through 17, including Biogen's licenses and rights to obtain licenses thereunder, shall survive such termination. Nothing contained in this Section 12.6 shall relieve any party from liability for any breach of this Agreement occurring before termination or expiration of this Agreement.

     12.7  In the event this Agreement is terminated by any party pursuant to
Section 2.1, then this Agreement, including Sections 3.8, 3.9(i), 3.10(i), 14.2 and 14.3 (but not including Section 14.1, which shall survive the termination of this Agreement) shall be null and void.

     Article 13. Representations, Warranties, Covenants, Indemnities, and Insurance.

     13.1 Each party represents and warrants to the other that it is duly organized and validly existing under the laws of the state of its organization, that it has the requisite corporate authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution and performance of its obligations hereunder are not and will not be in violation of or in conflict with any obligation it may have to any third party;

provided, however, that Biogen acknowledges that certain of the licenses hereunder may be subject to rights of the United States government under 35 USC
(S)200 et seq.

     13.2 Each party represents and warrants to the other that it has obtained, and will at all times during the term of this Agreement hold and comply with, all licenses, permits and authorizations necessary to perform this Agreement and to test, manufacture, market, export, and import the Products, Supplied Vectors and Manufactured Vectors to be so tested, manufactured, marketed, exported or imported by it as provided herein, as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations of the United States and any applicable foreign, state, and local governments and governmental entities.

     13.3 EXCEPT AS SET FORTH IN ARTICLE 9 WITH RESPECT TO SUPPLIED VECTORS, THE FOREGOING WARRANTIES ARE IN LIEU OF, AND THE PARTIES EACH DISCLAIM, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY LAW, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY (i) BY TARGETED AS TO THE PATENTABILITY, VALIDITY, OR SCOPE OF ANY TARGETED PATENTS, TARGETED TECHNOLOGY, OR JOINT TECHNOLOGY, NOR AS TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OR APPROPRIATENESS OF SUPPLIED VECTORS, MANUFACTURED VECTORS OR THE PRODUCT; OR (ii) BY BIOGEN AS TO THE PATENTABILITY, VALIDITY, OR SCOPE OF ANY BIOGEN PATENTS, BIOGEN TECHNOLOGY, OR JOINT TECHNOLOGY, NOR AS TO THE UTILITY, EFFICACY, NONTOXICITY, SAFETY OR APPROPRIATENESS OF ANY PRODUCTS MADE THEREFROM.

     13.4 Targeted shall indemnify, defend and hold Biogen harmless from any and all claims by Third Parties to the extent arising from, in connection with, based upon, by reason of, or relating in any way to:

     (i) any claim, action or damages arising out of any alleged infringement by reason of the manufacture, use or sale by Biogen of Clinical Products or Approved Products to the extent such infringement:

           (A) would apply as well to the manufacture, sale or use of the Supplied Vectors or Manufactured Vectors contained therein, if manufactured, sold or used alone; or

           (B)  arises from [*];

           provided, however, that to the extent such infringement or alleged infringement is due to the Project Gene incorporated in such Supplied Vector

[*] Confidential Treatment Requested
           or Manufactured Vector, the same shall be covered by Biogen's indemnity to Targeted under Section 13.5(i) and not by this Section 13.4(i);

     (ii) any failure of the Supplied Vectors manufactured by Targeted or its Contractor (but not Manufactured Vectors), as and when delivered to Biogen hereunder for use in the Product(s), to conform to the Specifications or to have been manufactured in accordance with cGMP;

     (iii) any failure of Targeted or its Affiliates or Contractors to comply with its or their material obligations under Section 4.2; or

     (iv) the negligence or intentional misconduct of Targeted, its Affiliates and/or their Contractors or any of their respective employees.

     13.5 Biogen shall indemnify, defend and hold Targeted harmless from any and all claims by Third Parties to the extent arising from, in connection with, based upon, by reason of, or relating in any way to:

     (i) any claim, action or damages arising out of any alleged infringement by reason of the manufacture, use or sale of the Products except for those covered by Targeted's indemnity to Biogen under Section 13.4(i);

     (ii) the formulation, development, supply, production, manufacture, sale, delivery, distribution or use of the Products by Biogen, its Affiliates, Contractors or Sublicensees, except for those covered by Targeted's indemnity to Biogen under Section 13.4(i), (ii), (iii) or
           (iv);

     (iii) any failure of Biogen or its Affiliates, Contractors or Sublicensees to comply with its or their material obligations under Section 4.2; or

     (iv) the negligence or intentional misconduct of Biogen, its Affiliates and/or their Contractors, or any of their respective employees.

     13.6 Notwithstanding anything to the contrary set forth elsewhere herein, neither Biogen nor Targeted shall be obligated to indemnify the other party for claims or liabilities to the extent arising from such other party's, or such other party's Affiliates', Contractors', Sublicensees' or assigns', negligence, intentional misconduct, or breach of any duties, obligations, warranties or representations set forth herein.

     13.7 Whenever indemnification is provided for a party under this Agreement, such right of indemnification shall extend also to the indemnified party's Affiliates, officers, directors, shareholders, successors, assigns, agents, employees, and insurers to the extent the same become subject to such claim in such capacity. The party seeking indemnification shall provide the indemnifying party with written notice of any claim or action within ten (10) days of its receipt thereof, and shall afford the indemnifying party the right to control the defense and settlement of such claim or action. Notwithstanding the foregoing, failure to provide notice within such ten (10) day period shall not negate the obligations of an indemnifying party unless such failure prejudices the defense of any such claim. The party seeking indemnification shall provide reasonable assistance to the indemnifying party in the defense of such claim or action. If the defendants in any such action include both Biogen and Targeted, and either party concludes that there may be legal defenses available to it which are different from, additional to, or inconsistent with, those available to the other, that party shall have the right to select separate counsel to participate in the defense of such action on its behalf, and such party shall bear the cost and expense of such separate defense, unless and to the extent the parties otherwise agree, or it is determined through arbitration hereunder that such costs and expense are or were required to be indemnified by the other party hereunder and are or were required to be incurred separately due to such different, additional, or inconsistent defenses. Should the indemnifying party determine not to defend such claim or action, the other party shall have the right to maintain the defense of such claim or action and the indemnifying party agrees to provide reasonable assistance to it in the defense of such claim or action and to bear the reasonable cost and expense of such defense (including attorneys' and experts' fees and expenses). Neither party shall settle any such claim or action in a way that prejudices or adversely impacts the other party to this Agreement without the prior approval of such other party (which approval shall not be unreasonably withheld or delayed).

     13.8  Each of Targeted and Biogen:

     (i) from and after the first Clinical Development Date, shall obtain and keep in force, with insurers reasonably acceptable to the other party hereto, insurance covering products liability in amounts of not less than [*] U.S. dollars (US $[*]); and

     (ii) from the first Regulatory Approval for a Product until three years after the end of the last Product-Specific Term to expire or to be terminated, shall obtain and keep in force such insurance covering products liability in amounts of not less than [*] U.S. dollars (US $[*]).

Each party shall provide written proof of the existence of such insurance to the other party upon request.

     13.9 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS SET FORTH IN THE INDEMNITIES STATED IN SECTIONS 13.4 - 13.7, NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY THIRD PARTY CLAIMS OR FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING ANY LOST PROFITS OR SAVINGS, ARISING FROM ANY BREACH OF WARRANTY OR THE PERFORMANCE OR BREACH OF ANY OTHER PROVISION OF THIS AGREEMENT (OTHER THAN BREACHES OF ARTICLE
14) OR THE USE OR INABILITY TO USE

[*] Confidential Treatment Requested

THE PRODUCT, THE SUPPLIED VECTORS OR MANUFACTURED VECTORS OR EITHER PARTY'S PATENTS OR TECHNOLOGY OR JOINT PATENTS OR TECHNOLOGY, OR ANY CLAIMS ARISING IN TORT, PERSONAL INJURY, OR PRODUCT LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     13.10 Targeted and Genovo each represent and warrant to Biogen that they shall not amend the U. Penn Agreements without Biogen's consent, which consent shall not be unreasonably withheld or delayed.

     13.11 Targeted hereby represents and warrants to Biogen as set forth below:

     (i) To the best of Targeted's knowledge, it has sufficient legal and/or beneficial title under its intellectual property rights necessary for the purposes contemplated under this Agreement and to grant the licenses contained in this Agreement.

     (ii) To the best of Targeted's knowledge, it is not aware of any material communications alleging that it has violated or, by conducting its business or the Targeted Development Tasks as currently proposed under this Agreement, it would violate any of the intellectual property rights of any Third Party.

     (iii) All of Targeted's relevant employees have executed agreements requiring assignment to Targeted of all inventions made during the course of and as a result of their association with Targeted and obliging the individual to maintain as confidential the confidential information of Targeted.

     (iv) Targeted has not entered into any agreement with any Third Party which is in conflict with the rights granted to Biogen under this Agreement.

     (v) Following the initiation of a Development Project, Targeted shall not take any action that would in any way prevent it from granting the rights granted to Biogen under this Agreement with respect thereto.

     13.12 Targeted and Biogen each hereby represent and warrant to the other that such party is not aware of any data or information given to the other party which is untrue or inaccurate or of any other data or information which is necessary to make the data and information provided to the other party complete and not misleading.

     Article 14.  Confidentiality and Non-Solicitation.

     14.1 In the course of performance under this Agreement or during the discussions leading thereto, a party may disclose, or may have disclosed, to the other confidential information belonging to such party in writing, orally or by demonstration or sample. All such confidential information of a party shall be maintained in confidence by the other and will not be used by the other party for any purpose except as authorized hereunder. Each party shall exercise, and shall cause its Affiliates, Contractors, and Sublicensees to exercise, a reasonable degree of care, and at least the same degree of care as it uses to protect its own confidential information of similar nature, to preserve the confidentiality of such information of the other party. Each party shall only use such information for purpose of this Agreement and shall safeguard such information against disclosure to Third Parties not authorized hereunder, including employees and persons working or consulting for such party that do not have an established, current need to know such information for purposes authorized under this Agreement. This obligation of confidentiality does not apply to information and material:

     (i) that were properly in the possession of the receiving party, without any restriction on use or disclosure, prior to receipt from the other party;

     (ii) that are at the time of disclosure hereunder in the public domain by public use, publication, or general knowledge;

     (iii) that become general or public knowledge through no fault of the receiving party or its Affiliates, Contractors, or Sublicensees following disclosure hereunder;

     (iv) that are properly obtained by the receiving party from a Third Party not under a confidentiality obligation to the disclosing party hereto;

     (v) that are documented to have been independently developed by or on behalf of the receiving party without the assistance of the confidential information of the other party;

     (vi) to the extent the same are required to be disclosed by order of any court or governmental authority; provided, however, that the receiving party shall use its Reasonable Commercial Efforts to give the disclosing party prior notice of any such disclosure so as to afford the disclosing party a reasonable opportunity to seek, at the expense of the disclosing party, such protective orders or other relief as may be available in the circumstances; or

     (vii) to the extent that at least ten (10) years have elapsed since such information or materials (other than Proprietary Manufacturing Technology, to which this clause (vii) will not be applicable) were initially disclosed or provided to the receiving party by the disclosing party.

     Notwithstanding anything to the contrary, any results of Phase I clinical trials performed by Targeted under Section 4.3 shall be the confidential information of Biogen.

     14.2 No party shall make any public announcement or other publication regarding the existence or terms of this Agreement without the prior consent of the other parties, which consent will not be unreasonably withheld or delayed. Targeted shall not make any public announcement or other publication regarding work on any Development Project hereunder or the results thereof without the prior written consent of Biogen which will not be unreasonably withheld or delayed; provided that the foregoing shall not prohibit any disclosure which, in the opinion of Targeted's counsel, is required by any applicable law or by any competent governmental authority.

     14.3 Each of Targeted (inclusive of Genovo, for the purposes of this section) and Biogen agrees that from the Execution Date through the expiration of twelve (12) months after the Effective Date, it will not directly or indirectly solicit or encourage any employee of the other to leave or terminate such employment for any reason, including becoming employed or otherwise engaged in any capacity by such party (or any person or entity associated with such party, whether or not an Affiliate), nor will it assist others in doing so.

     Article 15.  Third Party Infringement.

     15.1 Targeted shall promptly inform Biogen of any suspected infringement of any of the Targeted Technology, the Targeted Patents, the Joint Technology or the Joint Patents by a Third Party, to the extent such infringement or misappropriation involves the manufacture, use or sale of a Product or a substitutable or directly competitive product in the Territory during an applicable Exclusivity Period ("Covered Infringement"). Biogen shall promptly inform Targeted of any suspected infringement of any of the Targeted Technology, the Targeted Patents, the Joint Technology or the Joint Patents of which Biogen is aware, whether or not the same involves a Covered Infringement.

     15.2 If the suspected infringement or misappropriation does not involve a Covered Infringement, Targeted may take, or refrain from taking, any action it chooses, with or without notice to Biogen, and Biogen shall have no right to take any action with respect to such suspected infringement or misappropriation, nor to any recoveries with respect thereto. If the suspected infringement or misappropriation involves a Covered Infringement, Targeted shall, within ninety
(90) days of the first notice referred to in Section 15.1, inform Biogen whether or not Targeted intends to institute suit against such Third Party with respect to a Covered Infringement. Biogen will not take any steps toward instituting suit against any Third Party involving a Covered Infringement until Targeted has informed Biogen of its intention pursuant to the previous sentence.

     15.3 If Targeted notifies Biogen that it intends to institute suit against a Third Party with respect to a Covered Infringement, and Biogen does not agree to join in such suit as provided in Section 15.4, Targeted may bring such suit on its own and shall in such event bear all costs of, and shall exercise all control over, such suit. Targeted may, at its expense, bring such action in the name of Biogen and/or cause Biogen to be joined in the suit as a plaintiff. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Targeted.

     15.4 If Targeted notifies Biogen that it desires to institute suit against such Third Party with respect to a Covered Infringement, and Biogen notifies Targeted within 30 days after receipt of such notice that Biogen desires to institute suit jointly, the suit shall be brought jointly in the names of Biogen and Targeted and all costs thereof shall be borne equally to the extent applicable to the Covered Infringement. Recoveries, if any, whether by judgment, award, decree or settlement, shall (to the extent attributable to the Covered Infringement), after the reimbursement of each of Targeted and Biogen for its share of the joint costs in such action, be shared equally between Targeted and Biogen.

     15.5 If Targeted notifies Biogen that it does not intend to institute suit against such Third Party with respect to a Covered Infringement, Biogen may institute such suit on its own. Biogen shall bear all costs of, and shall exercise all control over, such suit. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Biogen; provided however that, after reimbursement of Biogen for its costs in such action, Targeted shall be paid an amount equal to the Sales Royalty determined by treating the net recovery (after expenses), as if they had been Net Sales of a Sublicensee of Biogen as contemplated herein.

     15.6 Should either Targeted or Biogen commence a suit under the provisions of this Article 15 and thereafter elect to abandon the same, it shall give timely notice to the other party, who may, if it so desires, be joined as a plaintiff in the suit (or continue as such if it is already one) and continue prosecution of such suit, provided, however, that the sharing of expenses and any recoveries of such suit shall be as may be determined for that situation by Committee Action.

     Article 16.  Escalation Procedures.

     16.1 The parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively through the deliberations of the Joint Steering Committee and by consent of its members as described in Section 1.24(i). In cases in which that does not occur, either party may as described in Section 1.24(ii) institute the procedure described in this Section. In such circumstances, the proposed Committee Action will be provided in writing to each party's Chief Executive Officer. Such CEOs shall discuss the proposed Committee Action, and shall meet with respect thereto if either of them believes a meeting or meetings to be useful. If the CEOs do not resolve the matter by either approving the proposed Committee Action (whether or not in a revised form) or agreeing to reject it (in either case by their mutual or unilateral action, as applicable under the standards stated in Section 1.24(ii)), within thirty (30) days (or such lesser or longer period as they may agree is a useful period for their discussions), then either of them may institute a formal mediation of such matter pursuant to Section 16.2.

     16.2 Any dispute or difference, between the parties arising out of or in connection with this Agreement, including a disagreement over a proposed Committee Action, that cannot be resolved by the consent of the parties' CEOs shall be referred to mediation before any party resorts to arbitration, litigation, or other dispute resolution procedure. Unless the parties agree otherwise, the mediation will be conducted in accordance with The CPR Mediation Procedure for Business Disputes (Revised
1998) of the CPR Institute for Dispute Resolution by a mediator who has had both training and experience as a mediator of biotechnology industry licensing and other general commercial matters. If the parties cannot agree on a mediator, then the mediator will be selected by the President of the CPR Institute for Dispute Resolution in accordance with the criteria set forth in the preceding sentence. Within thirty days after the selection of the mediator, the parties and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the dispute cannot be settled during such mediation session or during any mutually agreed continuation of such session, any party to this Agreement may give to the mediator and the other party to this Agreement written notice declaring the mediation process at an end, and such dispute (other than as to a question relating to patent validity or as to a matter left to the discretion of a party hereunder) will be resolved by arbitration pursuant to Section 16.3. All discussions pursuant to this section will be confidential and will be treated as compromise and settlement discussions. Nothing said or disclosed, and no document produced, in the course of such discussions which is not independently discoverable may be offered or received as evidence or used for impeachment or for any other purpose in any arbitration or litigation. The costs of any mediation pursuant to this section will be shared equally by the parties to this Agreement. The use of mediation will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party, and in particular either party may seek a preliminary injunction or other interim judicial relief at any time if in its judgment such action is necessary to avoid irreparable damage.

     16.3 Any dispute or difference (other than as to a question relating to patent validity or patent infringement or as to a matter left to the discretion of a party hereunder), between the parties arising out of or in connection with this Agreement that is not settled by mutual consent, or by one of the parties' CEOs where such a resolution is applicable under the standards stated in Section 1.24(ii), or through such mediation, shall be finally adjudicated by binding arbitration in accordance with the rules of the American Arbitration Association to be conducted in Chicago before a panel of three arbitrators, one of whom shall be selected by Biogen, one by Targeted and the third by the two previously selected arbitrators. Each of the parties agrees that the decisions of the arbitrators shall be final and binding upon it and shall be enforceable in any court having jurisdiction. The parties' and the arbitrators' costs of any arbitration shall be shared equally by Targeted and Biogen unless the arbitration panel determines that a party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other party, in which event the arbitration panel may make an award of all or any portion of such expenses so incurred. Notwithstanding the foregoing, either party may seek a preliminary injunction or other interim judicial relief at any time if in its judgment such action is necessary to avoid irreparable damage. Patent infringement and patent validity issues will be referred to federal court.

     Article 17.  Miscellaneous.

     17.1 This Agreement incorporates the Exhibits referenced herein. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, other than the [*]. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such term's having been drafted by any party or its counsel.

     17.2 This Agreement shall bind and benefit the parties hereto and their respective successors and permitted assigns; provided, however, that except as part of the transfer:

     (i) by Targeted of all or substantially all of its assets to a single buyer or pursuant to a merger or other corporate reorganization; or

     (ii) by Biogen of all or substantially all of its assets to a single buyer or pursuant to a merger or other corporate reorganization in either case not involving any Targeted Competitor,

neither party shall assign or delegate any of its rights or obligations hereunder at any time without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, except where a proposed transferee from Biogen is a Targeted Competitor.

     17.3 Subject to the provisions of Article 14, Biogen may subcontract portions of the Development Tasks to be performed by it to its Affiliates and to other Contractors, provided that such Affiliate or Contractor is not a Targeted Competitor. Targeted may not subcontract any portion of its Development Tasks, without the written consent of Biogen, which consent shall not be unreasonably withheld or delayed.

     17.4 All notices, requests or other communication provided for or permitted hereunder shall be given in writing and shall be hand delivered or sent by facsimile, reputable courier or by registered or certified mail, postage prepaid, return receipt requested, to the address set forth on the signature page of this Agreement, or to such other address as either party may inform the other of in writing. Notices will be deemed delivered on the earliest of transmission by facsimile, actual receipt or three days after mailing as set forth herein.

     17.5 Any terms of this Agreement may be amended or modified only in a writing signed by all parties. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the party to be bound, nor shall any wavier in one instance constitute a waiver of the same or any other right or remedy in any other instance.

     17.6 The parties intend that this Agreement will be construed and enforced to be consistent with all applicable laws, and they do not intend to violate hereby any public policy

[*] Confidential Treatment Requested
or statutory or common law. If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

     17.7 Nothing herein contained shall constitute this a joint venture agreement or constitute either party as the partner, principal or agent of the other, this being an Agreement between independent contracting entities. No party shall have the authority to bind the others in any respect whatsoever.

     17.8 In the event that either party hereto is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, including acts or omissions of the other party, acts of God or government, natural disasters or storms, fire, political strife, labor disputes, failure or delay of transportation, default by suppliers or unavailability of raw materials, then such party's performance of its obligations hereunder shall be excused during the period of such event and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such event or events; provided, however, that the other party may, at its election, terminate this Agreement upon 120 days' prior notice to the party affected by such events, unless such events cease to prevent such affected party's performance hereunder during such 120-day period.

     17.9 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Delaware without regard to its conflict of laws rules to the contrary.

     17.10 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                                 *************

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date hereof, but subject to Article 2 above.

TARGETED GENETICS CORPORATION



By:  /s/ H. Stewart Parker
     ---------------------

Name:  H. Stewart Parker

Title:  President & CEO

Date Signed:  August 8, 2000

Address for Notices:     Targeted Genetics Corporation
                         1100 Olive Way, Suite 100
                         Seattle, Washington 98101
                         Attn: Chief Executive Officer
                         FAX:  206-623-7064

GENOVO, INC.


By: /s/ Eric Aguiar
    -----------------------------

Name:  Eric Aguiar

Title:  CEO

Date Signed:  8/8/00

Address for Notices:

Prior to or on the Effective Date:
                         Genovo, Inc.
                         512 Elmwood Avenue
                         Sharon Hill, Pennsylvania 19079
                         Attn: Chief Executive Officer
                         FAX:  __________________

Following the Effective Date: c/o Targeted Genetics Corporation
                              1100 Olive Way, Suite 100
                              Seattle, Washington 98101
                              Attn: Chief Executive Officer
                              FAX: 206-623-7064


BIOGEN, INC.


By: /s/ James C. Mullen
    ----------------------------------

Name:  James C. Mullen

Title:  President

Date Signed:   August 8, 2000

Address for Notices:     Biogen, Inc.
                         14 Cambridge Center
                         Cambridge, Massachusetts 02142
                         Attn: Vice President, General Counsel
                         FAX:  (617) 679-2838

                               LIST OF EXHIBITS



EXHIBIT A      Beta Interferon Gene

EXHIBIT B      Certain Excluded Fields

EXHIBIT C      Targeted's Actual Development Costs

EXHIBIT D      Targeted Competitors

EXHIBIT E      Ad Interferon-beta Product Targeted Patents

                                   EXHIBIT A

                             Beta Interferon Gene
                             --------------------

     [*]

[*] Confidential Treatment Requested

                                   EXHIBIT B

                            Certain Excluded Fields
                            -----------------------


1. Cystic fibrosis transmembrane regulator proteins and any Gene encoding such a protein or a fragment thereof, and any viral vector designed or optimized for the delivery thereof

2. Adenovirus E1-A Gene, and any viral vector designed or optimized for the delivery thereof

3. Factor VIII and any Gene encoding Factor VIII or a fragment thereof, and any viral vector designed or optimized for the delivery thereof

4.   [*]

5. TNF receptor: Fc, and any Gene encoding such a receptor or a fragment thereof, and any viral vector designed or optimized for the delivery thereof

6. Known or suspected HIV antigens and any Gene encoding such an antigen or a fragment thereof, and any viral vector designed or optimized for the delivery thereof

7. Prevention, treatment and/or diagnosis of lysosomal storage disorders using viral based vectors. Lysosomal storage disorders include, without limitation, [*].

8.   Genes associated with [*]

[*] Confidential Treatment Requested

9.   Emerald Gene Systems Excluded Fields:

Without prejudice to any additions that may be made to the Emerald Gene Systems Excluded Fields following the Execution Date, as of the Execution Date, the Emerald Gene Systems Excluded Fields include all services, products and other activities or endeavors within the scope of the technologies, activities, and projects described below:

          . marketing, selling, developing, or assisting in the development for the use, manufacture, distribution or sale of EGS Products in the EGS Field,

          . developing, or assisting in the development of, a Platform for the delivery of EGS Products in the EGS Field,

          . marketing, selling, developing, or assisting in the development for the use, manufacture or distribution of products having the same Gene under research or being commercialized by Emerald Gene Systems as an EGS Product which are competitive (i.e., directed to the same indication) with such EGS Product, where "Gene" has the meaning defined for it in this Agreement between Targeted and Biogen, and the following other terms have the following meanings:

          "EGS Product" shall mean a Gene formulated for administration to mammals, including humans, by use of a Platform;

          "EGS Field" shall mean the research, development and commercialization of a Platform for delivery of Genes to mammals. For avoidance of doubt, the EGS Field shall exclude (i) cell therapy, (ii) ex vivo gene therapy, (iii) delivery of certain antisense oligonucleotides or their analogs, and (iv) transcutaneous and/or transdermal delivery (i.e., pertaining to delivery, onto, into and through the skin);

          "Platform" shall mean the combined utilization of Drug Delivery Technologies and Gene Delivery Technologies for delivery of Genes by any route of administration;

          "Drug Delivery Technologies" shall mean formulation and/or excipient systems and technologies for delivery of a therapeutic agent to a mammal, allowing such agent, without limitation on other features that may be sought in addition to or instead of the following, to be administered on an optimized schedule, and/or to be administered with reduced side effects, and/or to be administered with enhanced efficacy, and/or to be administered with better patient compliance, and/or to be administered in reduced dosages. Drug Delivery Technologies shall also include Elan device delivery technologies including the MEDIPAD(R) Drug Delivery System and devices utilizing autoinjector technology. Notwithstanding the foregoing, Drug Delivery Technologies shall not include Base Technologies or Gene Delivery Technologies;

          "Gene Delivery Technologies" shall mean [*];

          "Base Technologies" shall mean technologies, techniques and formulations for the administration of an active agent to a mammal:
          (i) in formulations of the active agent with one or more substantially inert ingredients, including, without limitation, tonicity modifiers and bulking agents; or (ii) with or through devices or mechanical targeting systems or mechanical delivery systems (other than Elan's MEDIPAD(R) Drug Delivery System or devices utilizing autoinjector technology).

[*]

[*] Confidential Treatment Requested

                                   Exhibit C

                      Targeted's Actual Development Costs


Targeted's Actual Development Costs with respect to a project are comprised of three separate cost components: Fully-Burdened Labor Cost, Direct Project Costs, and Internal Service Costs. The basis for determination of these components is described below.

     Fully-Burdened Labor Cost is calculated by extending the number of FTEs
     -------------------------
charged to a particular project by the FTE Rate. The FTE Rate results from Targeted's cost accounting system, which generally pools and allocates costs in the following manner.

 .  Direct labor is pooled for each of several functional groups (research and
   ------------
   development, manufacturing, and clinical/regulatory/quality assurance), and is allocated to projects based on employee timecards. Direct labor charges include salaries and related payroll taxes.

 . Each functional group has an indirect cost pool associated with it. These costs include the following and are allocated to projects based on direct labor:

     .    Employee benefits include medical, dental and insurance benefits,
          -----------------
          bonuses, 401(k) expenses, transit and parking, company-wide training and employee assistance.

     .    Indirect lab supplies are general use supplies that are low dollar
          ---------------------
          amount or not applicable to individual projects.

     .    Department operations costs include temporary help, office supplies,
          ---------------------------
          miscellaneous purchases, non-project travel, seminars and recruiting.

     .    R&D management costs include scientific management, project management
          --------------------
          and information systems support.

     .    Occupancy costs include rent, utilities, facility and equipment
          ---------------
          maintenance, repair and calibration, glass wash operations, media preparation, facility management and property taxes.

     .    Equipment costs include depreciation and amortization costs of owned
          ---------------
          and leased scientific equipment and office furniture.

 .    General and administrative costs, which include finance, accounting, human resources, executive and legal support, are allocated across all functional groups based upon direct labor.

 .    FTE Rates budgeted for calendar year 2000 are as follows:

     .    Research and development:  $[*]

     .    Clinical/regulatory/quality assurance:  $[*]

          Direct Project Costs include: outside services, supplies and travel
          --------------------
costs, all of which are project-specific in nature.

          Internal Services include: animal facility costs, which are charged to
          -----------------
projects based on capacity utilization, and research vector manufacturing, which is charged to projects based on quantities of product used.

[*] Confidential Treatment Requested

                                   EXHIBIT D

                             Targeted Competitors
                             --------------------

                         Amgen
                         Avigen
                         Canji/Schering Plough
                         Cell Genesys
                         Chiron/Viagene
                         Cobra Therapeutics
                         Collateral Therapeutics
                         GenCell/Aventis
                         GenVec
                         Genstar
                         Genzyme
                         Genzyme Molecular Oncology
                         Inex
                         Introgen
                         IntroGene
                         MediGene
                         Oxford BioMedica
                         Selective Genetics
                         Systemix/Genetic Therapy/Novartis
                         Transkaryotic Therapies
                         Transgene
                         Valentis
                         Vical

                         The AAV Competitors are:

                         Avigen
                         Cell Genesys

                                   EXHIBIT E

                  Ad Interferon-beta Product Targeted Patents
                  -------------------------------------------



     See Notes at end of Exhibit


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GENOVO SUBJECT MATTER                            ISSUED                   PENDING
----------------------------------------------------------------------------------------
Adenovirus Vectors for Gene Therapy

         GNVPN.006/(1)/                         5,585,362
                                              Dec. 17, 1996

                                           E2 mutation and E1
                                                deletion


         GNVPN.008/(2)/                         6,001,557
                                              Dec. 14, 1999
                                         A polycation conjugate
                                          comprising a crippled
                                       adenovirus helper virus and
                                          a recombinant shuttle
                                                 vector

----------------------------------------------------------------------------------------

          GNVPN.010/(2)//(3)/

     Method of Reducing an Immune               5,872,154
      Response to a Recombinant               Feb. 16, 1999
            Adenovirus

----------------------------------------------------------------------------------------

             GNVPN.013/(2)/                                         08/549,489, pending

    Novel Adenovirus Gene Therapy                                   E1 and E4 deletions
         Vehicle and Cell Line

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
          GNVPN.023/(2)//(3)/                                        08/889,930 allowed

  Method for Tolerizing a Mammalian
  Patient to Administration of Gene
           Therapy Vectors

----------------------------------------------------------------------------------------

         GNVPN.035/(2)/

    Methods for Production of                                        60/137,105 pending
 Recombinant Virus Which Require
         Helper Viruses

----------------------------------------------------------------------------------------

          GNVPN.037/(2)/

               [*]                                                   [*]        pending

----------------------------------------------------------------------------------------

         GNVPN.040/(2)/

               [*]                                                   [*]        pending

----------------------------------------------------------------------------------------

           GNVPN.041                                                 [*]        pending

               [*]                                                   [*]        pending

----------------------------------------------------------------------------------------

NOTES:
/(1)/  Subject to Targeted Licensor Provisions set forth in Exhibit E1

/(2)/  Subject to Targeted Licensor Provisions set forth in Exhibit E2

/(3)/  A Targeted Adjunct Therapy

[*] Confidential Treatment Requested

                                  Exhibit E1
                                  ----------

                    University of Michigan Sublicense Terms

     The following Targeted Licensor Provisions shall govern the Development and Marketing Agreement (the "Agreement") in accordance with Section 8.5 of the Agreement with respect to the Targeted Patent indicated in Exhibit E as being governed by this Exhibit E1 and any Targeted Technology licensed to Targeted or Genovo under that certain University of Michigan ("Michigan") License Agreement, Michigan File 819, effective as of August 1, 1994 (the "Michigan License Agreement") a copy of which has been provided to Biogen, as well as any sublicense entered into by Biogen under any such Targeted Patent or Targeted Technology (such Targeted Patent and Targeted Technology are referred to herein as the "Michigan Technology"):

     1. In addition to the requirements set forth in Articles 7 and 11 of the Agreement, all reports required to be delivered by Biogen in accordance with such article shall be consistent with Section 5.1 of the Michigan License Agreement.

     2. In reports delivered to Targeted or Genovo under the Agreement, Biogen shall consistently employ the system of nomenclature and type designation for Products as agreed in writing between Biogen and Genovo, and Biogen agrees to inform Michigan or its auditors, when requested, as to the details concerning such nomenclature system as well as to the additions thereto changes therein.

     3. Biogen shall keep its books and records open for inspection upon reasonable notice during business hours by an independent certified accountant selected by Michigan and reasonably approved by Genovo in accordance with
Section 5.3 of the Michigan License Agreement.

     4. All Products manufactured by or for Biogen within the scope of the Michigan Technology shall be substantially manufactured in the United States (a) if such Product is to be sold in the United States or (b) if required by any regulation of, or Michigan or the Howard Hughes Medical Institute contract with, the United States Government.

     5. Within ten (10) days of the first commercial sale of a Product incorporating or using Michigan Technology, Biogen shall report by written letter to Genovo the date and general terms of that sale.

     6. Notwithstanding anything in the Agreement to the contrary, the license under Section 8.4(iii) of the Agreement shall terminate as to the Michigan Technology upon the termination of the Michigan License Agreement; provided however, Biogen may elect to continue such license under the Agreement by delivering written notice to Michigan within 60 days of Biogen's receipt of notice of the termination of the Michigan License Agreement, which notice shall contain an agreement by Biogen to assume in respect to Michigan all of the obligations (including obligations for payment) contained in the Agreement with respect to such license to the Michigan Technology.

     7. Biogen hereby acknowledges and agrees that the Agreement is subject to the following disclaimers of warranty and limitation of liability of Michigan:

         (a) Michigan, including its fellows, officers, employees and agents, makes no representations or warranties that any Licensed Patent (as defined in the Michigan License Agreement) is or will be held valid, or that the manufacture, use, sale or other distribution of any Products (as defined in the Michigan License Agreement) will not infringe upon any patent or other rights not vested in Michigan.

         (b) MICHIGAN, INCLUDING ITS FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY GENOVO, AFFILIATES OR SUBLICENSEES OF PRODUCTS.

         (c) AS AMONG MICHIGAN, TARGETED, GENOVO, TARGETED'S AND GENOVO'S AFFILIATES AND SUBLICENSEES, THE ENTIRE RISK AS TO PERFORMANCE OF PRODUCTS IS ASSUMED BY TARGETED AND GENOVO AND THEIR AFFILIATES AND SUBLICENSEES. In no event shall Michigan, including its fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits to Targeted, Genovo, or their affiliates, sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though Michigan, its fellows, officers, employees or agents may have been advised of the possibility of such damage. (This paragraph is not intended to release Michigan from liability resulting from a breach of the Michigan License Agreement.)

     8. Biogen shall not make any statement, representation or warranty or accept any liability or responsibility whatsoever to any person or entity which is inconsistent with any disclaimer or limitation included in paragraph 7 of this Exhibit E1.

     9. Biogen shall defend, indemnify and hold harmless Michigan, its fellows, officers, employees and agents, for and against any and all claims, demands, damages, losses and expenses of any nature (including reasonable attorneys' fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following: (1) Any manufacture, use, sale or other disposition by Biogen of Products; (2) The direct or indirect use by any person of Products made, used, sold or otherwise distributed by Biogen; (3) The use by Biogen of any invention related to the Technology or the Licensed Patents (as such terms are defined in the Michigan License Agreement).

     10. Prior to any distribution (including any distribution for clinical trials) of a Product by Biogen, Biogen shall purchase and maintain in effect a policy of product liability insurance in accordance with the requirements of and otherwise comply with Section 13.3 of the Michigan License Agreement.

     11. Biogen shall use its best efforts to comply with all provisions of any applicable laws, regulation, rules and orders relating to the license granted under the Agreement and to the testing, production, transportation, export, packaging, labeling, sale or use of Products or otherwise applicable to Biogen's activities under the Agreement. Biogen shall use its best efforts to obtain such written assurances regarding export and reexport of technical data (including Products made by use of technical data) as may be required by the Office of Export Administration Regulations.

     12. Biogen shall refrain from using the name of Michigan in publicity or advertising without the prior written approval of Michigan (such approval may be sought for the continued or repeated use of particular items of publicity or advertising). Reports in scientific literature and presentation of joint research and development work are not considered publicity. Biogen shall copy Targeted and Genovo on all documents and materials submitted to Michigan for approval.

     13. Biogen shall mark Products with the appropriate patent notice as approved by Michigan (when appropriate), such approval not to be unreasonably withheld.

     14. Upon the assignment of the Agreement to Michigan pursuant to Section 15 below, Biogen shall pay its own taxes due, if any, in the manner set forth in
Section 6.5 of the Michigan License Agreement.

     15. Targeted and Genovo shall have the right to assign their rights under the Agreement to Michigan in respect of Michigan Technology licensed under the Agreement, and, upon the termination of the Michigan License Agreement or Targeted's and Genovo's ceasing to exist as business entities, Targeted's and Genovo's rights under the Agreement with respect to Michigan Technology licensed to Genovo under the terminated Michigan License Agreement shall, upon the election of Michigan, be automatically assigned to Michigan.

     16. Biogen acknowledges Michigan's ownership interest in the Michigan Technology.

                                  Exhibit E2
                                  ----------

                  University of Pennsylvania Sublicense Terms

     In addition to the terms set forth in the foregoing Development and Marketing Agreement (the "Agreement"), the following Targeted Licensor Provisions shall govern the Agreement in accordance with Section 8.5 of the Agreement with respect to the Targeted Patents indicated in Exhibit E as being governed by this Exhibit E2 and any related Targeted Technology (such Targeted Patent and Targeted Technology are referred to herein as the "Penn Technology") licensed to Targeted or Genovo under the U. Penn License Agreements:

     1. Notwithstanding anything to the contrary set forth in the Agreement, all sublicensees of Biogen shall be prohibited from granting further sublicenses without the written consent of the University of Pennsylvania ("Penn"), which consent shall not be unreasonably withheld. In addition, any sublicense by Biogen of any Penn Technology for the development, manufacture, use, marketing, import and sales of Products shall be subject to the terms and conditions of the license granted to Genovo under the U. Penn License Agreements.

     2. If Targeted and Genovo become subject to a Bankruptcy Event (as defined in the U. Penn License Agreements), all payments then or thereafter due and owing to Targeted or Genovo from Biogen under the Agreement shall, upon notice from Penn to Biogen, become directly payable to Penn for the account of Targeted or Genovo.

     3. Biogen shall notify Targeted and Genovo within twenty (20) days of the first commercial sale of any Products under its sublicense to any Penn Technology.

     4. Biogen shall not use Penn's name, any adaptation thereof, any Penn logotype, trademark, service mark or slogan or the name, mark or logotype of any Penn representative or organization in any way, in each case without the prior written consent of Penn. Biogen shall copy Genovo on all documents and materials submitted to Penn for approval.

     5. Biogen shall comply with all United States and foreign laws with respect to patent marking of Products made, used or sold under its sublicense to Penn Technology.

     6. If Targeted or Genovo becomes subject to a Bankruptcy Event (as defined in the U. Penn License Agreements), to the extent allowed by law, Biogen shall become a direct licensee of Penn to the extent of any sublicense existing between Biogen and Targeted or Genovo immediately preceding the Bankruptcy Event, without further action by Targeted, Genovo, Penn or Biogen.